                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                     among:

                              INKTOMI CORPORATION,
                             a Delaware corporation;

                                  QUIVER, INC.,
                             a Delaware corporation;

                             ULTRASEEK CORPORATION,
                            a California corporation;

                                  QUIVER LTD.,
                             an Israeli corporation;

                                       and

                                  VERITY, INC.,
                             a Delaware corporation

                        ---------------------------------

                          Dated as of November 13, 2002

                        ---------------------------------

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                                TABLE OF CONTENTS

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1.       SALE OF DESIGNATED ASSETS; RELATED TRANSACTIONS......................................................   1

         1.1      Sale of Designated Assets...................................................................   1

         1.2      Purchase Price..............................................................................   3

         1.3      Assumed Liabilities.........................................................................   3

         1.4      Taxes.......................................................................................   5

         1.5      Allocation..................................................................................   5

         1.6      Closing.....................................................................................   5

2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................................................   7

         2.1      Subsidiaries; Due Organization; etc.........................................................   7

         2.2      Certificates of Incorporation and Bylaws....................................................   7

         2.3      SEC Filings; Financial Statements...........................................................   7

         2.4      Absence of Changes..........................................................................   8

         2.5      Title to Covered Assets.....................................................................   9

         2.6      Sufficiency of Assets.......................................................................   9

         2.7      Receivables.................................................................................   9

         2.8      Intellectual Property.......................................................................  10

         2.9      Non-IP Contracts............................................................................  16

         2.10     Insolvency and Related Matters..............................................................  16

         2.11     Compliance with Legal Requirements..........................................................  17

         2.12     Governmental Authorizations.................................................................  18

         2.13     Tax Matters.................................................................................  18

         2.14     Insurance...................................................................................  19

         2.15     Proceedings; Orders.........................................................................  19

         2.16     Authority; Binding Nature of Agreements.....................................................  20

         2.17     Non-Contravention; Consents.................................................................  20

         2.18     Employees...................................................................................  21

         2.19     No Discussions..............................................................................  22

         2.20     Brokers.....................................................................................  22

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................................  22

         3.1      Due Organization; Etc.......................................................................  22

         3.2      Authority; Binding Nature of Agreements.....................................................  22

         3.3      Non-Contravention; Consents.................................................................  22
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         3.4      Brokers.....................................................................................  23

         3.5      Proceedings; Orders.........................................................................  23

         3.6      Financial Capability........................................................................  23

4.       PRE-CLOSING COVENANTS OF THE SELLERS.................................................................  23

         4.1      Access and Investigation....................................................................  23

         4.2      Operation of Enterprise Search Business.....................................................  24

         4.3      Source Code Escrow..........................................................................  26

         4.4      Notification by the Sellers; Updates to Disclosure Schedule.................................  26

         4.5      No Solicitation.............................................................................  27

         4.6      Audited Enterprise Search Business Financial Statements.....................................  27

         4.7      Proprietary Information and Invention Assignment Documentation..............................  28

         4.8      Allocation of Purchase Price Among the Sellers..............................................  28

         4.9      Development Tools...........................................................................  28

         4.10     Termination of Agreement....................................................................  28

5.       ADDITIONAL COVENANTS OF THE PARTIES..................................................................  28

         5.1      Regulatory Approvals........................................................................  28

         5.2      Additional Agreements.......................................................................  28

         5.3      Reasonable Efforts..........................................................................  30

         5.4      Confidentiality.............................................................................  30

         5.5      Employee Matters............................................................................  30

         5.6      Notification by the Purchaser...............................................................  32

         5.7      Deferred Payment Amount.....................................................................  32

         5.8      Tax Cooperation; Allocation of Taxes........................................................  33

         5.9      Proprietary Information and Invention Assignment Documentation..............................  34

6.       CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE..........................................  34

         6.1      Accuracy of Representations.................................................................  34

         6.2      Performance of Obligations..................................................................  34

         6.3      Consents....................................................................................  34

         6.4      No Material Adverse Change..................................................................  35

         6.5      Additional Documents........................................................................  35

         6.6      No Proceedings..............................................................................  35
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                                      ii.
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         6.7      No Conflict.................................................................................  36

         6.8      Selected Financial Matters..................................................................  36

         6.9      No Insolvency...............................................................................  36

         6.10     Inso Consent................................................................................  36

7.       CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS TO CLOSE............................................  37

         7.1      Accuracy of Representations.................................................................  37

         7.2      Performance of Obligations..................................................................  37

         7.3      Additional Documents........................................................................  37

8.       TERMINATION..........................................................................................  38

         8.1      Termination Events..........................................................................  38

         8.2      Termination Procedures......................................................................  40

         8.3      Effect of Termination.......................................................................  40

9.       INDEMNIFICATION, ETC.................................................................................  40

         9.1      Survival of Representations and Warranties, etc.............................................  40

         9.2      Indemnification by the Sellers..............................................................  41

         9.3      Indemnification by the Purchaser............................................................  43

         9.4      Setoff......................................................................................  45

         9.5      Defense of Third Party Claims Against Purchaser Indemnitees.................................  45

         9.6      Defense of Third Party Claims Against Seller Indemnitees....................................  47

         9.7      Exercise of Remedies by Indemnitees Other than the Purchaser and Parent.....................  48

         9.8      Adjustment to Purchase Price................................................................  49

         9.9      Limitation of Remedies......................................................................  49

10.      CERTAIN POST-CLOSING COVENANTS.......................................................................  49

         10.1     Further Actions.............................................................................  49

         10.2     Confidentiality.............................................................................  50

11.      MISCELLANEOUS PROVISIONS.............................................................................  50

         11.1     Fees and Expenses...........................................................................  50

         11.2     Attorneys' Fees.............................................................................  51

         11.3     Notices.....................................................................................  51

         11.4     Time of the Essence.........................................................................  52

         11.5     Headings....................................................................................  52

         11.6     Counterparts................................................................................  52
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                                   (CONTINUED)
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         11.7     Governing Law; Venue........................................................................  53

         11.8     Successors and Assigns; Parties in Interest.................................................  53

         11.9     Remedies Cumulative; Specific Performance...................................................  54

         11.10    Waiver......................................................................................  54

         11.11    Amendments..................................................................................  55

         11.12    Severability................................................................................  55

         11.13    Entire Agreement............................................................................  55

         11.14    Disclosure Schedule.........................................................................  55

         11.15    Knowledge...................................................................................  55

         11.16    Construction................................................................................  55
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                                      iv.

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into as of November 13, 2002, by and among INKTOMI CORPORATION, a Delaware corporation ("Parent"), QUIVER, INC., a Delaware corporation and wholly owned subsidiary of Parent ("Quiver"), ULTRASEEK CORPORATION, a California corporation and wholly owned subsidiary of Parent ("Ultraseek"), QUIVER LTD., an Israeli corporation and a wholly owned subsidiary of Quiver ("Quiver Ltd."), and VERITY, INC., a Delaware corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Parent, Quiver, Ultraseek and Quiver Ltd. (collectively, the "Sellers") and the Purchaser wish to provide for the sale to the Purchaser of the Designated Assets (as defined in Section 1.1) and the assumption by the Purchaser of the Designated Contractual Obligations (as defined in Section 1.3(b)) on the terms and subject to the conditions set forth in this Agreement.

         B. The Purchaser and the Sellers desire to enter into certain agreements, including the Assignment and Assumption Agreement and the IP Assignment and License Agreement (each as defined in Section 1.6(b) below), necessary for the operation of the Enterprise Search Business by the Purchaser.

         C. This Agreement has been approved by the respective boards of directors of the Purchaser and each of the Sellers, by Parent in its capacity as the sole stockholder of Quiver and Ultraseek, and by Quiver in its capacity as the sole stockholder of Quiver Ltd.

                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

1.       SALE OF DESIGNATED ASSETS; RELATED TRANSACTIONS.

         1.1 SALE OF DESIGNATED ASSETS. The Sellers shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined in Section 1.6), good and valid title (subject only to Permitted Liens) to the Designated Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Designated Assets" shall mean all of the assets, rights and interests set forth below:

                  (a) Accounts Receivable and Current Assets: All accounts receivable and other current assets (excluding cash and cash equivalents) of the Parent Entities as of the Closing Date arising out of the operation of the Enterprise Search Business, without regard to whether or not any such accounts receivable and other current assets have been written off on the books of the Parent Entities;

                  (b) Technology: The Enterprise Search Products and all of the Technology of the Parent Entities (including software rights and assets that are embedded or incorporated or otherwise used in, or are to be embedded or incorporated or otherwise used in, any of the Enterprise Search Products) constituting or relating to the Enterprise Search Products, including the Technology identified in Schedule I;

                  (c) Intellectual Property Rights: (i) All of the Intellectual Property Rights of the Parent Entities identified in Schedule I, which schedule includes, in the case of patents, any counterparts, reissues, divisions, extensions, continuations and continuations in part related to, and any other patents claiming priority from, any of the foregoing, in each case, in any jurisdiction in the world, and (ii) all of the Intellectual Property Rights of the Parent Entities being assigned to the Purchaser as described in the IP Assignment and License Agreement;

                  (d) Contracts: All rights of the Parent Entities under the Enterprise Search Contracts and the Non-IP Contracts, including the Contracts identified in Schedule I and the Permitted Obligations;

                  (e) Governmental Authorizations: To the extent transferable, all Governmental Authorizations held by the Parent Entities (including the Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule) relating to the Enterprise Search Products, the Enterprise Search Contracts or the Non-IP Contracts;

                  (f) Claims: All claims (including claims for past infringement or misappropriation of Technology or Intellectual Property Rights) and causes of action of the Parent Entities against other Persons relating to the Enterprise Search Products or arising under the Enterprise Search Contracts (other than any Enterprise Search Contracts listed on Schedule II) or the Non-IP Contracts (other than any Non-IP Contracts listed on Schedule II) (regardless of whether or not such claims and causes of action have been asserted by the Parent Entities), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Parent Entities relating thereto (regardless of whether such rights are currently exercisable);

                  (g) Books and Records: All books, records, files and data of the Parent Entities relating to the Enterprise Search Products, the Enterprise Search Contracts or the Non-IP Contracts;

                  (h) Equipment: All equipment and other tangible assets identified in Schedule I;

                  (i) Goodwill: All goodwill of the Parent Entities associated with the Designated Assets;

                  (j) Post-Closing Revenues: All rights of the Parent Entities to receive cash and other revenues following the Closing Date under or pursuant to any Enterprise Search Contract or Non-IP Contract that is assumed by the Purchaser hereunder;

                                       2.

                  (k) Agilent Hosting Assets: All computer server hardware accessories, and rights to use Technology, used by the Parent Entities to perform obligations under the Portal Services Agreement by and between Parent and Agilent Technologies, Inc. that was executed by Parent on November 2, 2000, including the assets identified on Schedule I; and

                  (l) Other Assets and Rights: All other assets and rights identified in Schedule I. Notwithstanding the foregoing, the Designated Assets shall not include any Licensed IP, real property, cash, cash equivalents and other assets that are identified in Schedule II.

         1.2 PURCHASE PRICE. As consideration for the sale of the Designated Assets to the Purchaser:

                  (a) at the Closing, the Purchaser shall pay to the Sellers, in cash, an amount (the "Initial Payment Amount") equal to $22,000,000 minus the Receivables Deficiency Amount, the Initial Payment Amount to be allocated among the Sellers in accordance with the Allocation Schedule (as defined in Section 4.8);

                  (b) at the Closing, the Purchaser shall assume the Designated Contractual Obligations by entering into an Assignment and Assumption Agreement with the Sellers in substantially the form of Exhibit B (the "Assignment and Assumption Agreement"); and

                  (c) on the date that is 18 months after the Closing Date, subject to the Purchaser's right of setoff set forth in Section 9.4, the Purchaser shall pay to the Sellers, in cash, an amount (the "Deferred Payment Amount") equal to the sum of (A) $3,000,000, plus (B) simple interest thereon calculated from the Closing Date through the date of payment at an annual rate of 1.5%, the Deferred Payment Amount to be allocated among the Sellers in accordance with the Allocation Schedule.

For purposes of Section 1.2(a), if the dollar amount of the "Accounts Receivable, Net of Allowance" reflected in the Audited Enterprise Search Business Balance Sheet (the "Audited Net Receivables Amount") is less than $2,755,886, then the "Receivables Deficiency Amount" shall be $2,755,886 minus the Audited Net Receivables Amount; and if the Audited Net Receivables Amount is equal to or greater than $2,755,886, then the "Receivables Deficiency Amount" shall be zero.

         1.3      ASSUMED LIABILITIES.

                  (a) Subject to Section 1.3(b), the Purchaser shall not assume any Liabilities of any of the Parent Entities or any other Person, whether or not relating to the Enterprise Search Business or the Designated Assets.

                  (b) Notwithstanding Section 1.3(a), pursuant to the Assignment and Assumption Agreement, the Purchaser will assume, perform and discharge when due the obligations of the Sellers under the Contracts identified in Schedule I (the "Assumed Contracts") and the Permitted Obligations, but only to the extent any such obligations (i) arise after the

                                       3.

Closing Date, and (ii) do not arise from or relate to any breach by any of the Parent Entities of any provision of any of the Assumed Contracts on or prior to the Closing Date (the "Designated Contractual Obligations"); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

                           (1)     any Liability of any Person other than the
Sellers under the Assumed Contracts or with respect to any of the Permitted Obligations;

                           (2)     any Liability under any new statement of work
entered into during the Pre-Closing Period by any of the Sellers under an Assumed Contract without the prior written consent of the Purchaser;

                           (3)     any Liability of any of the Parent Entities
relating to assets not included in the Designated Assets or arising from the ownership of the Designated Assets or the operation of the Enterprise Search Business prior to the Closing;

                           (4)     any Liability of any of the Parent Entities
for the payment of any Tax;

                           (5)     any Liability of any of the Parent Entities
(A) relating to the employment by any of the Parent Entities of any Seller Employee, whether arising as a result of the sale of the Designated Assets, the termination by any of the Parent Entities of the employment of any Seller Employee, the decision by the Purchaser to hire or not to hire any Seller Employee or otherwise, (B) to provide former employees of any of the Parent Entities (including individuals who become former employees by reason of the consummation of the Transactions) COBRA continuation coverage, (C) in respect of medical and other benefits for any Seller Employee who does not accept an offer of employment with the Purchaser, (D) for any claim made after the Closing Date in respect of costs or expenses incurred by any Seller Employees on or prior to the Closing Date, (E) in respect of any work-related employee injuries or any worker's compensation claim by any Seller Employee arising on or prior to the Closing Date or relating to any event occurring or circumstances existing prior to the Closing Date, (F) in respect of any employee bonus payable to any Seller Employee, (G) for vacation pay or similar accrual; or (H) to any Seller Employee under or with respect to any Seller Employee Plan, profit sharing plan or dental plan or for wages, salaries or severance pay (whether contractual or statutory);

                           (6)     any Liability of any of the Parent Entities
arising under this Agreement or any of the other Transactional Agreements;

                           (7)     any Liability that is not set forth in the
written terms of an Assumed Contract as delivered to the Purchaser prior to the date hereof or prior to the Closing (in the case of the Permitted Obligations);

                                       4.

                           (8)     any Liability of any of the Parent Entities
under the Assumed Contracts that relates to the development, sale, marketing, promotion, license, transfer, support or maintenance of any products other than the Enterprise Search Products; or

                           (9)     any other Liability not expressly assumed by
the Purchaser pursuant to this Section 1.3.

         1.4 TAXES. The Sellers shall jointly and severally bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar current or future Taxes (collectively, "Transfer Taxes") that may become payable (whether by the Sellers or the Purchaser) in connection with the sale of the Designated Assets to the Purchaser or in connection with any of the other Transactions. The Purchaser shall not file any document with any taxing authority with respect to Transfer Taxes without the prior written consent of Parent, such consent not to be unreasonably withheld. The Parent Entities shall, at their own expense, file, to the extent required by law, all Tax Returns or other documentation with respect to a Transfer Tax for which the Parent Entities are liable under this Agreement and, in the case that governing law does not allow the Parent Entities, but requires the Purchaser, to file a Tax Return with respect to a Transfer Tax for which the Parent Entities are liable under this Agreement, the Parent Entities shall prepare such Tax Return, present such Tax Return to the Purchaser, and the Purchaser shall sign and file (or shall cause the appropriate Person to sign and file) such Tax Return. Notwithstanding anything to the contrary contained in this Agreement, any Designated Asset which consists of source code or intellectual property will be delivered to Purchaser in California at the Closing via remote telecommunications.

         1.5 ALLOCATION. The consideration referred to in Section 1.2 shall be allocated among the Designated Assets and the Transactional Agreements in the manner mutually agreed to by the Purchaser and Parent within 30 days following the Closing Date. Any subsequent adjustments to the consideration for the Designated Assets, including the Deferred Payment Amount, shall be reflected in the such allocation as revised hereunder in a manner consistent with Section 1060 of the Code and as agreed to by the Purchaser and Parent. Such allocation shall be conclusive and binding upon the parties for all purposes, and none of the parties shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent therewith.

         1.6      CLOSING.

                  (a) The closing of the sale of the Designated Assets to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward LLP located at 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are satisfied at the Closing), subject to the continued satisfaction or waiver of each of such conditions.

                                       5.

                  (b)      At the Closing:

                           (i) the Sellers shall cause to be executed and delivered to the Purchaser such bills of sale, endorsements, assignments (including patent, trademark and copyright assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser all of the right, title and interest of the Parent Entities in and to the Designated Assets in accordance with the terms of this Agreement;

                           (ii) the Purchaser shall pay to the Sellers, via wire transfer of immediately available funds, to a bank account designated by Parent at least two (2) business days prior to the Closing, the Initial Payment Amount, allocated among the Sellers in accordance with the allocations set forth in the Allocation Schedule;

                           (iii) the Purchaser and the Sellers shall execute and deliver the Assignment and Assumption Agreement;

                           (iv) the Purchaser and the Sellers shall execute and deliver a License Agreement in substantially the form of Exhibit C (the "IP Assignment and License Agreement");

                           (v) the Sellers shall execute and deliver in favor of the Purchaser a Noncompetition and Nonsolicitation Agreement in substantially the form of Exhibit D (the "Noncompetition Agreement";

                           (vi) the Purchaser and Parent shall execute and deliver Software License and Support Agreements in the forms of Exhibits XI, XII and XIII, respectively, to the IP Assignment and License Agreement (the "Software License and Support Agreements");

                           (vii) the Sellers shall execute and deliver to the Purchaser a certificate (the "Sellers Closing Certificate") executed by an executive officer of each Seller, certifying that, to the knowledge of each such executive officer and except as expressly set forth in the Sellers Closing Certificate, each of the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.9 has been satisfied in all respects;

                           (viii) the Purchaser shall execute and deliver to the Sellers a certificate (the "Purchaser Closing Certificate) executed by an executive officer of the Purchaser, certifying that, to the knowledge of such executive officer and except as expressly set forth in the Purchaser Closing Certificate, each of the conditions set forth in Sections 7.1 and 7.2 has been satisfied in all respects; and

                           (ix) the Purchaser shall provide to Parent written confirmation that the Deferred Payment Amount has been transferred to a segregated account to be held subject to the terms of this Agreement.

                                       6.

2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

                  The Sellers jointly and severally represent and warrant, to and for the benefit of the Purchaser, subject to such exceptions as are disclosed in writing in the applicable parts of the Disclosure Schedule in accordance with Section 11.14, as follows:

         2.1      SUBSIDIARIES; DUE ORGANIZATION; ETC.

                  (a) Parent has no subsidiaries that own, license or use any assets that constitute or that are used in, are needed for the conduct of or are material to, or that otherwise relate to, the Enterprise Search Business, other than Quiver, Ultraseek and Quiver Ltd. Each of Quiver and Ultraseek is a direct, wholly owned subsidiary of Parent, and Quiver Ltd. is a direct, wholly owned subsidiary of Quiver.

                  (b) Parent and Quiver are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware; Ultraseek is a corporation duly organized, validly existing and in good standing under the laws of the State of California; and Quiver Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Israel. Each Seller is in good standing as a foreign corporation in each of the jurisdictions set forth opposite the name of such Seller in Part 2.1(b) of the Disclosure Schedule, and such jurisdictions constitute all of the jurisdictions where it necessary for such Seller to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change.

         2.2 CERTIFICATES OF INCORPORATION AND BYLAWS. Parent has delivered to the Purchaser accurate and complete copies of the certificates of incorporation and bylaws (or similar organizational documents) of each of the Sellers, including all amendments thereto.

         2.3      SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Parent has delivered or made available to the Purchaser accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 1999, and all amendments thereto (the "Parent SEC Documents"). As of the time it was filed with the SEC, or if amended, as of the date of the last such amendment, none of the Parent SEC Documents contained any untrue statement of a material fact relating to the Enterprise Search Business or omitted to state a material fact relating to the Enterprise Search Business required to be stated therein or necessary in order to make the statements relating to the Enterprise Search Business therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto relating to the Enterprise Search Business; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the

                                       7.

unaudited financial statements may not contain footnotes); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby.

                  (c)      The Unaudited Enterprise Search Business Financial
Statements: (i) are set forth in Part 2.3(c) of the Disclosure Schedule; (ii) have been prepared in accordance with GAAP (except that they may not contain footnotes); and (iii) fairly present the financial position of the Enterprise Search Business as of the respective dates thereof and the consolidated results of operations of the Enterprise Search Business for the periods covered thereby (subject to normally recurring audit adjustments which are not material either individually or in the aggregate). The consolidated statements of operations included in the Unaudited Enterprise Search Business Financial Statements do not collectively reflect revenues in excess of $125,000 in the aggregate derived from third parties in which any of the Parent Entities holds, or has held at any time, any equity interest.

                  (d) The Audited Enterprise Search Business Financial Statements when delivered to the Purchaser: (i) will have been prepared in accordance with GAAP (except that they may not contain footnotes); and (ii) will fairly present the financial position of the Enterprise Search Business as of the respective dates thereof and the consolidated results of operations and cash flows of the Enterprise Search Business for the periods covered thereby. The consolidated statements of operations to be included in the Audited Enterprise Search Business Financial Statements will not collectively reflect revenues in excess of $125,000 in the aggregate derived from third parties in which any of the Parent Entities holds, or has held at any time, any equity interest.

         2.4      ABSENCE OF CHANGES.

                  (a) Since September 30, 2002, there has not been any Material Adverse Change.

                  (b) Since September 30, 2002, there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Covered Assets.

                  (c) From September 30, 2002 through the date of this Agreement, no Parent Entity sold or otherwise transferred, or leased or licensed, any of the Covered Assets to any other Person outside the ordinary course of business or inconsistent with past practice.

                  (d) From September 30, 2002 through the date of this Agreement, no Parent Entity purchased or otherwise acquired, or leased or licensed, any material Covered Asset from any other Person, except for supplies purchased by the Sellers in the ordinary course of business.

                                       8.

                  (e) From September 30, 2002 through the date of this Agreement, no Parent Entity wrote off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness that constitutes a Covered Asset.

                  (f) From September 30, 2002 until the date of this Agreement, no Parent Entity used efforts that are outside the ordinary course of business or inconsistent with past practice to collect any account receivable that constitutes a Covered Asset.

                  (g) From September 30, 2002 through the date of this Agreement, no material Contract that constitutes a Covered Asset was entered into, amended or terminated.

                  (h) From September 30, 2002 through the date of this Agreement, no Parent Entity forgave any material debt or otherwise released or waived any right or claim material to such Parent Entity relating to the Enterprise Search Business or under any Contract that constitutes a Covered Asset.

                  (i) From September 30, 2002 through the date of this Agreement, no Parent Entity agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(h)" above.

         2.5 TITLE TO COVERED ASSETS. The Sellers own and have good and valid title (subject to Permitted Liens) to all of the Covered Assets, including all assets identified on Schedule I, other than any Technology and Intellectual Property Rights included in the Licensed IP that has been licensed to the Sellers by Infoseek (the "Pass-Through IP"), which the Sellers hold by a valid and existing license. All of the Covered Assets, other than the Pass-Through IP, including all of the assets identified on Schedule I, are owned by the Sellers free and clear of any Encumbrances (other than Permitted Liens and Encumbrances arising under any Outbound License Agreement identified in Part 2.8(a)(iv) of the Disclosure Schedule). The Sellers will own as of the Closing Date, and will have as of the Closing Date, good and valid title (subject to Permitted Liens) to, and as of the Closing Date will convey to the Purchaser good and valid title (subject to Permitted Liens) to, all of the Designated Assets, other than the Pass-Through IP. The Sellers will hold as of the Closing Date the Pass-Through IP by a valid and existing license. All of the Designated Assets, other than the Pass-Through IP, will be owned as of the Closing Date by the Sellers free and clear of any Encumbrances (other than Permitted Liens and Encumbrances arising under any Outbound License Agreement identified in Part 2.8(a)(iv) of the Disclosure Schedule).

         2.6 SUFFICIENCY OF ASSETS. The Covered Assets collectively constitute, as of the date hereof, and the Designated Assets and the Licensed IP will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Enterprise Search Business in the manner in which the Enterprise Search Business is currently being conducted by the Parent Entities.

         2.7 RECEIVABLES. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables arising out of the operation of the Enterprise Search Business as of November 8, 2002. As of

                                       9.

such date, all such accounts receivable arising out of the operation of the Enterprise Search Business (representing those accounts receivable reflected on the unaudited consolidated balance sheet of the Enterprise Search Business as of September 30, 2002 that have not yet been collected and those accounts receivable that have arisen since September 30, 2002 and have not yet been collected): (i) represent valid obligations of customers of the Sellers arising from bona fide transactions entered into in the ordinary course of business; and
(ii) to the knowledge of the Sellers are collectible (net of an allowance for uncollectible accounts in an aggregate amount not to exceed $350,000).

         2.8      INTELLECTUAL PROPERTY.

                  (a) Part 2.8(a) of the Disclosure Schedule accurately identifies and describes, separately with respect to each of the Sellers:

                           (i)     in Part 2.8(a)(i) of the Disclosure Schedule,
each proprietary product or service offered or supported by any of the Parent Entities for the Enterprise Search Business at any time since July 19, 2000 to unaffiliated Persons and any product or service relating to the Enterprise Search Business currently under development by any of the Parent Entities;

                           (ii)    in Part 2.8(a)(ii) of the Disclosure
Schedule: (A) each item of Registered IP covering the Covered Assets (other than the Licensed IP) in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

                           (iii)   in Part 2.8(a)(iii) of the Disclosure
Schedule: each Inbound License Agreement; and

                           (iv)    in Part 2.8(a)(iv) of the Disclosure
Schedule, each Outbound License Agreement.

Parent has delivered to the Purchaser accurate and complete copies of all Outbound License Agreements and Inbound License Agreements identified in Part 2.8(a)(iii) and Part 2.8(a)(iv), respectively, including all amendments thereto. Each such Outbound License Agreement and Inbound License Agreement is in full force and effect and is a valid and binding obligation of the relevant Parent Entity, enforceable against the Parent Entity in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) Parent has provided to the Purchaser a complete and accurate copy of each standard form agreement used for the Enterprise Search Products at any time since July 19, 2000,

                                      10.

of: (i) Outbound License Agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (vi) confidentiality or nondisclosure agreement; and (vii) end user license agreement (collectively, the "Standard Form Agreements"). A true and correct copy of each of the Standard Form Agreements is attached to the Disclosure Schedule as Appendix A. None of the Parent Entities has licensed or sublicensed its rights, to any unaffiliated Person, in any Intellectual Property Rights included in the Covered Assets other than: (A) in the ordinary course of business; and (B) pursuant to Outbound License Agreements. Each Contract for the Enterprise Search Products is valid and binding on all parties thereto and enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). There exists no event or condition that constitutes or (with notice or lapse of time or both) will constitute a material violation or material breach of, or a material default by, any party under such Contract.

                  (c) Except in connection with the nonexclusive licenses and rights granted in Outbound License Agreements identified in Part 2.8(a)(iv) the Disclosure Schedule, none of the Parent Entities are bound by, and no Intellectual Property Rights or Technology included in the Covered Assets is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Parent Entities to use, exploit, assert, or enforce anywhere in the world any such Intellectual Property Rights and Technology included in the Covered Assets.

                  (d) (i) Except for Licensed IP and other Technology owned by third parties that are identified in Part 2.8(d) of the Disclosure Schedule, the Sellers collectively and exclusively own all right, title and interest to the Intellectual Property Rights and Technology included in the Covered Assets free and clear of any and all Encumbrances (other than Permitted Liens). (ii) Without limiting the foregoing, other than for the Licensed IP and other Technology owned by third parties that are identified in Part 2.8(d) of the Disclosure Schedule, all documents and instruments necessary to perfect the rights of each of the Sellers in the Technology and Intellectual Property Rights included in the Covered Assets have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body. (iii) No Person, except for the Sellers, possesses any exclusive right or license, with respect to the Enterprise Search Products, to use, exploit, assert or enforce any of the search engine Technology included in the Covered Assets.

                  (e) The Sellers have the right, power and authority to grant to Purchaser the licenses in and to the Licensed IP as provided in the IP Assignment and License Agreement;

                                      11.

                  (f) No Seller Employee or independent contractor or consultant to the Parent Entities has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Rights or Technology included in the Covered Assets;

                  (g) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights or Technology included in the Covered Assets;

                  (h) Each of the Parent Entities has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information included in the Covered Assets held by the Parent Entities, or purported to be held by the Parent Entities, as a trade secret;

                  (i) None of the Parent Entities are now or have ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Parent Entities to grant or offer to any other Person any license or right to any Seller IP; and

                  (j) All Seller IP (other than Licensed IP belonging to third parties) included in the Covered Assets is valid, subsisting and enforceable. To the knowledge of the Seller, all Licensed IP belonging to third parties and included in the Covered Assets is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

                           (i)     each U.S. patent application and U.S. patent
included in the Seller IP was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

                           (ii)    each foreign patent application and foreign
patent included in the Seller IP was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

                           (iii)   no trademark (whether registered or
unregistered) or trade name included in the Seller IP is subject to any prior user rights, geographic limitation, right of consent, or usage limitation;

                           (iv)    no event or circumstance (including a failure
to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark included in the Seller IP;

                           (v)     each item of the Intellectual Property Rights
included in the Seller IP that is Registered IP is in compliance in all material respects with all federal, state, local and foreign laws and regulations, and all filings, payments and other actions required to be made or taken to maintain such item of Intellectual Property Rights in full force and effect have been made on a timely basis so as not to adversely affect any of the rights of the Sellers in such item;

                                      12.

                           (vi)    no application for a patent or for a
copyright, mask work or trademark registration or any other type of Registered IP included in the Seller IP and filed by or on behalf of any of the Parent Entities, has been abandoned, allowed to lapse or rejected;

                           (vii)   Parent has provided to the Purchaser complete
and accurate copies of all applications and other documents within Purchaser's possession or control that are related to each such item of Registered IP included in the Seller IP, to the extent such documents are material to the validity, subsistence, and enforceability of such items; and

                           (viii)  no interference, opposition, reissue,
reexamination or other Proceeding (except for events in the ordinary course of Intellectual Property Rights prosecution not involving third parties other than the Sellers and the appropriate governmental offices) of any nature is pending or, to the knowledge of the Sellers, threatened, in which the scope, validity or enforceability of any Intellectual Property Rights included in the Seller IP is being or could reasonably be expected to be contested or challenged.

                  (k) Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, Encumbrance on or material impairment of the rights of the Sellers to use any Intellectual Property Rights or Technology included in the Covered Assets; (ii) the release, disclosure or delivery of any Intellectual Property Rights or Technology included in the Covered Assets by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property Rights or Technology included in the Covered Assets; or (iv) a breach of any Contract listed or required to be listed in Part 2.8(a)(iii) or Part 2.8(a)(iv) of the Disclosure Schedule.

                  (l) To the knowledge of the Sellers, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Part 2.8(l) of the Disclosure Schedule accurately identifies (and Parent has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by the Parent Entities or any Representative of the Parent Entities regarding any actual, alleged or suspected infringement or misappropriation of any Seller IP, and provide a brief description of the current status of the matter referred to in such letter, communication or correspondence.

                  (m) None of the Parent Entities has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Rights of any third Person through the use of any Technology included in the Covered Assets. Without limiting the generality of the foregoing:

                           (i)     no infringement, misappropriation or similar
claim or Proceeding relating to the use of any Technology included in the Covered Assets is pending or has been threatened against any of the Parent Entities or against any other Person who could reasonably be

                                      13.

expected to be entitled to be indemnified, defended, held harmless or reimbursed by any of the Parent Entities with respect to such claim or Proceeding;

                           (ii)    none of the Parent Entities has ever received
any notice or other communication (in writing or otherwise) relating to any Technology included in the Covered Assets alleging any actual, or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person; and

                           (iii)   none of the Parent Entities is bound by any
Contract relating to the Enterprise Search Products to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement of the Intellectual Property Rights of another Person, any misappropriation or any similar claim (other than pursuant to the indemnification provisions of the Standard Form Agreements).

                  (n) Parent has provided to the Purchaser a complete and accurate list of all known bugs, defects and errors (except for immaterial bugs, defects and errors) in each currently supported version and release of the Enterprise Search Products included in the Covered Assets.

                  (o) To the knowledge of the Sellers, none of the Enterprise Search Products included in the Covered Assets contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

                  (p) None of the Enterprise Search Products included in the Covered Assets is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Enterprise Search Products on, the disclosure, licensing or distribution of any source code for any portion of such Enterprise Search Products; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of any of the Parent Entities to use or distribute any Enterprise Search Products included in the Covered Assets.

                  (q) Except as set forth in Part 2.8(q) of the Disclosure Schedule, no source code for the Enterprise Search Products included in the Seller IP has been delivered, licensed or made available by the Parent Entities to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Parent Entities.

                  (r) Except as set forth in Part 2.8(r), none of the Parent Entities has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Enterprise Search Products included in the Seller IP to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Parent Entities.

                                      14.

                  (s) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any of the Enterprise Search Products included in the Seller IP to any other Person who is not, as of the date of this Agreement, an employee of any of the Parent Entities.

                  (t) No invention claimed in any of the Non-asserted Patents, as defined in the IP Assignment and License Agreement, is practiced in connection with or by any of the Enterprise Search Products, and the use, reproduction, marketing, sublicensing, distribution and importation of any of the Enterprise Search Products do not infringe any of the Non-asserted Patents.

                  (u) (i) No Parent Entity nor, to the knowledge of the Sellers, any other Person, has violated or breached, or declared or committed any default under, any of the material provisions of any material Enterprise Search Contract; (ii) neither the execution and delivery by any of the Sellers of any of the Transactional Agreements, nor the consummation or the performance by the Sellers of any of the Transactions shall, and, to the knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the material provisions of any material Enterprise Search Contract, (B) give any Person the right to declare a default or exercise any remedy under any material Enterprise Search Contract,
(C) give any Person the right to accelerate the maturity or performance of any material Enterprise Search Contract, or (D) give any Person the right to cancel, terminate or modify any material Enterprise Search Contract; (iii) none of the Parent Entities have received any written notice or, to the knowledge of the Sellers, any other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any material Enterprise Search Contract; and (iv) none of the Parent Entities have waived any material right under any material Enterprise Search Contract.

                  (v) Each product that has been sold, licensed, distributed or delivered by any of the Parent Entities to any Person (with or without payment therefor) in connection with the Enterprise Search Business: (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material defects or deficiencies at the time of license. No product manufactured or sold by any of the Parent Entities in connection with the Enterprise Search Business has been the subject of any recall or other similar action; and no event has occurred, and to the knowledge of the Sellers, no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

                  (w) All services that have been performed by or on behalf of any of the Parent Entities in connection with the Enterprise Search Business were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. There is no claim pending or, to the knowledge of the Sellers, threatened against any of the Parent Entities relating to any services performed by or on

                                      15.

behalf of any of the Parent Entities in connection with the Enterprise Search Business, and, to the knowledge of the Sellers, there is no basis for the assertion of any such claim.

                  (x) Parent is or prior to the Closing will be a party to a subcontracting agreement with Intranet Solutions Chicago Inc. ("Inso") that permits the Purchaser to obtain through Parent and provide under the name of the Purchaser or the Purchaser's designee(s) service and support from Inso for all software products of Inso that are included in currently supported "Enterprise Search" products for such products, including the provision to the Purchaser on a timely basis of all maintenance updates, bug fixes, upgrades and error corrections to such software products of Inso, and with the same level of service, support and effort as Inso is obligated to provide to Parent under that certain License Agreement with Inso dated June 30, 1997, as amended May 28, 1999, December 23, 1999, and June 29, 2001(the "Inso Agreement").

         2.9      NON-IP CONTRACTS.

                  (a) Part 2.9(a) of the Disclosure Schedule identifies each Non-IP Contract, other than Immaterial Contracts. Parent has delivered to the Purchaser accurate and complete copies of all Non-IP Contracts, including all amendments thereto. Each Non-IP Contract is in full force and effect and is a valid and binding obligation of the relevant Parent Entity, enforceable against such Parent Entity in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) (i) No Parent Entity nor, to the knowledge of the Sellers, any other Person, has violated or breached, or declared or committed any default under, any of the material provisions of any material Non-IP Contract; (ii) neither the execution and delivery by any of the Sellers of any of the Transactional Agreements, nor the consummation or performance by the Sellers of any of the Transactions shall, and, to the knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the material provisions of any material Non-IP Contract, (B) give any Person the right to declare a default or exercise any remedy under any material Non-IP Contract, (C) give any Person the right to accelerate the maturity or performance of any material Non-IP Contract, or (D) give any Person the right to cancel, terminate or modify any material Non-IP Contract; and (iii) none of the Parent Entities have received any written notice or, to the knowledge of the Sellers, any other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any material Non-IP Contract.

         2.10     INSOLVENCY AND RELATED MATTERS.

                  (a) None of the Sellers is now Insolvent, or will be rendered Insolvent as a result of the consummation of any of the Transactions.

                                      16.

                  (b) Immediately after the Closing, (i) each of the Sellers will be able to pay its Liabilities as they become due in the usual course of their respective businesses, (ii) none of the Sellers will have unreasonably small capital with which to conduct its present or proposed businesses, (iii) each of the Sellers will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against any of the Sellers in actions for money Damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any of the Sellers will be unable to satisfy any such judgments as and when due in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller.

                  (c) None of the Sellers has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony.

         2.11     COMPLIANCE WITH LEGAL REQUIREMENTS.

                  (a) Each of the Parent Entities is and has been in compliance in all respects with each material Legal Requirement that is applicable to the conduct of the Enterprise Search Business as it is currently conducted by the Parent Entities or the ownership or use of the Covered Assets.

                  (b) To the knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by any of the Parent Entities of, or a failure on the part of any of the Parent Entities to comply with, any material Legal Requirement applicable to the conduct of the Enterprise Search Business as it is currently conducted by the Parent Entities or the ownership or use of the Covered Assets.

                  (c) None of the Parent Entities has received any written notice or, to the knowledge of the Sellers, any other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to the conduct of the Enterprise Search Business as it is currently conducted by the Parent Entities or the ownership or use of the Covered Assets, or (ii) any actual, alleged, possible or potential material obligation on the part of any of the Parent Entities to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature in connection with the Enterprise Search Business or any of the Covered Assets.

                  (d) Parent has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which any of the Parent Entities has access that addresses or otherwise reasonably relates to the compliance by each of the Parent Entities with,

                                      17.

or the applicability to any of the Parent Entities of, any material Legal Requirement applicable to the ownership or use of the Covered Assets.

         2.12     GOVERNMENTAL AUTHORIZATIONS. Part 2.12 of the Disclosure
Schedule identifies each Governmental Authorization that is held by any of the Parent Entities that relates directly or indirectly to the Enterprise Search Business, the ownership or use of any of the Covered Assets or the performance of any of the Assumed Contracts. Parent has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part
2.12 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. To the knowledge of the Sellers, each Governmental Authorization identified or required to be identified in Part 2.12 of the Disclosure Schedule is valid and in full force and effect. Each of the Parent Entities is and has at all times been in compliance with all of the terms and requirements of each material Governmental Authorization identified or required to be identified in Part 2.12 of the Disclosure Schedule. To the knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time)
(a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization identified or required to be identified in Part 2.12 of the Disclosure Schedule, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization identified or required to be identified in
Part 2.12 of the Disclosure Schedule. None of the Parent Entities has ever received any written notice or, to the knowledge of the Sellers, any other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization identified or required to be identified in Part 2.12 of the Disclosure Schedule, or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization identified or required to be identified in Part 2.12 of the Disclosure Schedule. All applications required to have been filed for the renewal of the material Governmental Authorizations required to be identified in
Part 2.12 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Parent Entities to conduct the Enterprise Search Business in the manner in which the Enterprise Search Business is currently being conducted, and
(ii) to permit the Parent Entities to own and use the Covered Assets in the manner in which they are currently owned and used.

         2.13     TAX MATTERS.

                  (a) (i) All of the Tax Returns required to be filed by the Parent Entities that relate in whole or in part to the Enterprise Search Business or the Covered Assets have been filed and all such Tax Returns are true, complete and correct in all material respects, (ii) all material Taxes required to be paid by any of the Parent Entities that relate in whole or in part to the Enterprise Search Business or the Covered Assets have been paid in full, (iii) all material Taxes

                                      18.

required to be withheld by any of the Parent Entities in connection with amounts paid or owing to any employee, independent contractor or other third party that has dealt with the Enterprise Search Business have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Body or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Body, and (iv) there are no outstanding Tax liens that have been filed by any Tax authority against any of the Covered Assets except for Permitted Liens and no claims are being asserted with respect to any material Taxes related to any of the Covered Assets.

                  (b) There is no material dispute or claim concerning any liability for Taxes of any of the Parent Entities relating to the Enterprise Search Business claimed or raised by any Governmental Body in writing and, to the knowledge of the Sellers, no such claim is reasonably likely to be asserted.

                  (c) None of the Assumed Contracts will, or could reasonably be expected to, give rise directly or indirectly to payment of any amount that would not be deductible pursuant to Sections 162(m), 280G or 404 of the Code.

         2.14 INSURANCE. Part 2.14 of the Disclosure Schedule identifies each insurance claim made by any of the Parent Entities since December 31, 1999 in connection with the Enterprise Search Business. To the knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim.

         2.15 PROCEEDINGS; ORDERS. There is no pending Proceeding, and, to the knowledge of the Sellers, no Governmental Body has threatened to commence any Proceeding: (a) that could reasonably materially adversely affect the Enterprise Search Business or any of the Covered Assets (whether or not any Parent Entity is named as a party thereto); or (b) that could reasonably be expected to have the effect of preventing or making illegal any of the Transactions. To the knowledge of the Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. No such Proceeding has ever been commenced by or against any of the Parent Entities. Parent has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which any of the Parent Entities has access) that relate to any Proceedings identified in Part 2.15 of the Disclosure Schedule. There is no material Order to which any of the Covered Assets, Enterprise Search Contracts or Non-IP Contracts or any Seller is subject. No Order has been issued or otherwise put into effect with respect to any of the Parent Entities that, and, to the knowledge of the Sellers, no Governmental Body has threatened to issue any Order that if issued or otherwise put into effect with respect to any of the Parent Entities, (i) could reasonably be expected to have a material adverse effect on the ability of any of the Sellers to comply with or perform any covenant or obligation of the Sellers under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing or making illegal any of the Transactions.

                                      19.

         2.16     AUTHORITY; BINDING NATURE OF AGREEMENTS.

                  (a) Each of the Sellers has the requisite corporate power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance by each of the Sellers of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary corporate action on the part of the Sellers, and their respective stockholders and boards of directors. This Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which any of the Sellers is a party will constitute the legal, valid and binding obligation of such Seller and will be enforceable against such Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) The only votes or approvals of the holders of any class or series of the capital stock of any of the Sellers necessary to approve the Transactions are (i) the approval by Parent in its capacity as the sole stockholder of each of Quiver and Ultraseek, and (ii) the approval of Quiver in its capacity as the sole stockholder of Quiver Ltd., in each case of the sale of the applicable Covered Assets being sold by such Seller to the Purchaser in accordance with this Agreement. Without limiting the foregoing, no vote or approval of the stockholders of Parent is or will be required in connection with any of the Transactions.

         2.17 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery by any of the Sellers of any of the Transactional Agreements, nor the consummation or performance by any of the Sellers of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any material Legal Requirement or any material Order to which any of the Parent Entities or any of the Covered Assets, Enterprise Search Contracts or Non-IP Contracts is subject;

                  (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is to be included in the Covered Assets;

                                      20.

                  (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Enterprise Search Contract or Non-IP Contract;

                  (d) give any Person the right to (i) declare a default or exercise any remedy under any material Enterprise Search Contract, (ii) accelerate the maturity or performance of any material Enterprise Search Contract, or (iii) cancel, terminate or modify any material Enterprise Search Contract; or

                  (e) result in the imposition or creation of any material Encumbrance upon or with respect to any of the Covered Assets (other than Permitted Liens).

None of the Sellers was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance by the Sellers of any of the Transactions.

         2.18     EMPLOYEES.

                  (a) Part 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of Parent identified in Schedule 5.5:

                           (i) the date as of which such employee was originally hired by Parent;

                           (ii)     such employee's title;

                           (iii)    the aggregate dollar amount of the
         compensation (including wages, salary, commissions, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee with respect to services performed in fiscal year 2002;

                           (iv) such employee's annualized compensation as of the date of this Agreement;

                           (v) each Seller Employee Plan in which such employee participates or is eligible to participate; and

                           (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Enterprise Search Business.

                  (b) None of the Parent Entities has any material Liability for its failure to operate and administer any Seller Employee Plan in compliance with the provisions thereof and applicable Legal Requirements.

                  (c) The Parent Entities have not violated the WARN Act or any similar state, foreign or local Legal Requirement in the conduct of the Enterprise Search Business. During the

                                      21.

90-day period prior to the date of this Agreement, the Parent Entities have terminated the employment of 152 Seller employees (excluding part-time employees as defined in the WARN Act) located in Parent's Foster City location in connection with reductions in force.

         2.19 NO DISCUSSIONS. None of the Parent Entities nor any Representative of any of the Parent Entities is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. None of the Parent Entities has waived, nor will waive, any rights under any confidentiality, "standstill", nonsolicitation or similar agreement with any third party to which any of the Parent Entities is a party or under which any of the Parent Entities has any rights.

         2.20 BROKERS. Except with respect to Parent's written arrangements with Credit Suisse First Boston, no Parent Entity has agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants, to and for the benefit of the Sellers, as follows:

         3.1 DUE ORGANIZATION; ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Purchaser has the requisite power and authority to enter into and perform its obligations under each of the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance by the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary corporate action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Upon the execution and delivery of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which it is a party will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by
(1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery by the Purchaser of any of the Transactional Agreements, nor the consummation or performance by the Purchaser of any of the Transactions, will directly or indirectly (with or without notice or lapse

                                      22.

of time) (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Purchaser or any of its affiliates, (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser or any of its affiliates is subject, or (iii) contravene, conflict with or result in a violation or breach of any Contract except as would not be reasonably expected to have a material adverse effect on the Purchaser or to prevent the consummation of the Transactions. The Purchaser was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

         3.4 BROKERS. Except with respect to the Purchaser's arrangements with SG Cowen Securities Corporation, Purchaser has not agreed or become obligated to pay, or taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         3.5 PROCEEDINGS; ORDERS. There is no pending Proceeding against the Purchaser, and, to the knowledge of the Purchaser, no Governmental Body has threatened to commence any Proceeding against the Purchaser, that could reasonably be expected to have the effect of preventing or making illegal any of the Transactions (excluding any Proceeding commenced against the Purchaser solely related to claims that this Agreement was not duly authorized by the Sellers). No Order has been issued or otherwise put into effect with respect to the Purchaser that, and no Governmental Body has threatened to issue any Order (that does not relate to the due authorization of any of the Sellers to enter into this Agreement) with respect to the Purchaser that if issued or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the ability of the Purchaser to comply with or perform any covenant or obligation of the Purchaser under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing or making illegal any of the Transactions (excluding for purposes of this sentence any Order related solely to claims that this Agreement was not duly authorized by the Sellers).

         3.6 FINANCIAL CAPABILITY. The Purchaser has immediately available cash in the amount of the sum of the Initial Payment Amount and the Deferred Payment Amount.

4.       PRE-CLOSING COVENANTS OF THE SELLERS.

         4.1      ACCESS AND INVESTIGATION.

                  (a) The Sellers shall ensure that, at all times during the Pre-Closing Period, the Parent Entities and their respective Representatives provide the Purchaser and its Representatives with reasonable access during normal business hours to the Parent Entities' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Enterprise Search Business, the

                                      23.

Covered Assets and such other information relating to the Enterprise Search Business as the Purchaser may reasonably request, provided that the personnel and operations of the Parent Entities and their respective Representatives shall not be unreasonably disrupted by Purchaser or its Representatives.

                  (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Sellers shall promptly provide the Purchaser with copies, to the extent such materials are otherwise produced by the Sellers, of: (A) all material operating and financial reports prepared by the Sellers for senior management with respect to the Enterprise Search Business, including copies of the unaudited monthly consolidated balance sheets of the Enterprise Search Business and the unaudited monthly consolidated statements of operations of the Enterprise Search Business; (B) any material written notice, document or other written communication sent by or on behalf of any of the Parent Entities to any party to any Enterprise Search Contract or Non-IP Contract or sent to any of the Parent Entities by any party to any Enterprise Search Contract or Non-IP Contract (other than any communication that relates solely to routine commercial transactions between a Parent Entity and the other party to any such Enterprise Search Contract or Non-IP Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (C) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Parent Entities in connection with the Transactions; and (D) any material notice, report or other document received by any of the Parent Entities from any Governmental Body with respect to the Enterprise Search Business.

                  (c) On or before the date 10 days after the end of each calendar month during the Pre-Closing Period, the Sellers shall cause to be provided to the Purchaser a statement showing total revenues, license revenues and maintenance revenues of the Enterprise Search Business for such month and showing net accounts receivable of the Enterprise Search Business as of the end of such month.

                  (d) Until the Closing, any information provided to the Purchaser or its Representatives pursuant to any provision of this Agreement shall be held by the Purchaser and its Representatives in accordance with, and shall be subject to the terms of, that certain Mutual Confidentiality Agreement, dated May 2, 2002, by and between Parent and the Purchaser.

         4.2 OPERATION OF ENTERPRISE SEARCH BUSINESS. Except as disclosed in Part 4.2 of the Disclosure Schedule, as expressly contemplated by the Transactional Agreements, or as consented to in writing by the Purchaser, the Sellers shall ensure that, during the Pre-Closing Period:

                  (a) the Enterprise Search Business is conducted in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable Legal Requirements and the requirements of all Enterprise Search Contracts and Non-IP Contracts, and except as expressly contemplated by this Agreement, each of the Parent Entities uses commercially reasonable efforts to (i) preserve intact in all material respects the current business organization relating to the Enterprise Search Business, (ii) maintain good relations and goodwill with all suppliers, customers,

                                      24.

         landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships relating to the Enterprise Search Business, and (iii) promptly repair, restore or replace any material Covered Assets that are destroyed or damaged (other than ordinary wear and tear);

                  (b) none of the Parent Entities materially reduces the amount of any insurance coverage relating to the Enterprise Search Business provided by insurance policies in existence on the date of this Agreement;

                  (c) none of the Parent Entities sells, assigns, transfers or encumbers (except with respect to Permitted Liens) any Covered Asset, other than entering into non-exclusive licenses to customers of the Enterprise Search Business entered into in the ordinary course of business and consistent with past practice;

                  (d) none of the Parent Entities enters into, amends or terminates (or permits to become amended or terminated) any material Contract relating to the Enterprise Search Business;

                  (e) none of the Parent Entities enters into any material strategic relationships, marketing, development or other similar material arrangements relating to the Enterprise Search Business or any Covered Asset;

                  (f) none of the Parent Entities commences or settles any Proceeding relating to the Enterprise Search Business or involving any Covered Asset;

                  (g) none of the Parent Entities sells or otherwise transfers, or leases or licenses, any of the Covered Assets to any other Person outside the ordinary course of business or inconsistent with past practice;

                  (h) none of the Parent Entities purchases or otherwise acquires, or leases or licenses, any material Covered Asset from any other Person, except for supplies purchased by the Sellers in the ordinary course of business;

                  (i) none of the Parent Entities forgives any material debt or otherwise releases or waives any right or claim material to such Parent Entity relating to the Enterprise Search Business or under any Contract that constitutes a Covered Asset;

                  (j) none of the Parent Entities enters into any transaction or takes any other action that would cause or constitute a breach of any representation, warranty or covenant made by the Sellers in this Agreement or would result in any of the representations or warranties made by the Sellers in this Agreement becoming inaccurate if
         (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date;

                                      25.

                  (k) none of the Parent Entities enters into or agrees to any settlement, discount or modification of the terms of any account receivable that constitutes a Covered Asset, or uses efforts to collect any account receivable that constitutes a Covered Asset, or writes off, or establishes any extraordinary reserve with respect to, any account receivable that constitutes a Covered Asset, in any case outside the ordinary course of business or inconsistent with past practice;

                  (l) none of the Sellers (i) makes a general assignment for the benefit of creditors, (ii) files, or consents to the filing against it of, any bankruptcy or insolvency petition or similar filing,
         (iii) suffers the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admits in writing its inability to pay its debts as they become due, or (v) voluntarily winds up and dissolves; and

                  (m) none of the Parent Entities agrees, commits or offers (in writing or otherwise) to take any of the actions described in clauses "(b)" through "(l)" of this Section 4.2.

         4.3 SOURCE CODE ESCROW. At least five days prior to the Closing Date, the Sellers shall place the applicable source code into escrow in accordance with the terms of those agreements set forth in Part 2.8(b) of the Disclosure Schedule that contain source code escrow provisions.

         4.4 NOTIFICATION BY THE SELLERS; UPDATES TO DISCLOSURE SCHEDULE. During the Pre-Closing Period, the Sellers shall promptly notify the Purchaser in writing of: (a) the discovery by any of the Sellers of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or would result in an inaccuracy of any representation or warranty made by the Sellers in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or would result in an inaccuracy of any representation or warranty made by the Sellers in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the Sellers; and (d) any event, condition, fact or circumstance that would be reasonably likely to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Sellers shall as promptly as practicable (and in no event later than 48 hours following such occurrence, existence or discovery) deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No update to the Disclosure Schedule shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or

                                      26.

warranty made by the Sellers in this Agreement or in the Sellers Closing Certificate, or (ii) determining whether any of the conditions set forth in
Section 6 has been satisfied.

         4.5      NO SOLICITATION.

                  (a) None of the Sellers shall directly or indirectly, nor shall any of the Sellers authorize or permit any of their officers, directors, agents, attorneys, accountants, advisors and representatives directly or indirectly to, nor shall any of the Sellers authorize any of their employees directly or indirectly to: (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding any of the Parent Entities to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal.

                  (b) The Sellers shall, promptly (and in no event later than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal that is made or submitted by any Person during the Pre-Closing Period, advise the Purchaser in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof). The Sellers shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal or request and any modification or proposed modification thereto.

                  (c) The Sellers shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

                  (d) The Sellers agree not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill", nonsolicitation or similar agreement relating to the Enterprise Search Business to which any of the Parent Entities is a party or under which any of the Parent Entities has any rights, and will use their best efforts to enforce or cause to be enforced each such agreement at the request of the Purchaser. The Sellers also will promptly request each Person that has executed a confidentiality agreement in connection with such Person's consideration of an Acquisition Proposal to return all confidential information relating to the Enterprise Search Business heretofore furnished to such Person by or on behalf of any of the Sellers within five days after the date of this Agreement.

         4.6 AUDITED ENTERPRISE SEARCH BUSINESS FINANCIAL STATEMENTS. As soon as practicable after the date of this Agreement, Parent shall deliver to the Purchaser the Audited Enterprise Search Business Financial Statements. The Sellers shall ensure that the Audited Enterprise Search Business Financial
Statements: (i) are prepared in accordance with GAAP

                                      27.

(except that they may not contain footnotes); and (ii) fairly present the financial position of the Enterprise Search Business as of September 30, 2001 and September 30, 2002 and the consolidated results of operations of the Enterprise Search Business for each of the fiscal years covered thereby.

         4.7 PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT DOCUMENTATION. The Sellers shall use their commercially reasonable efforts to
(a) cause any current or former employee or consultant of any of the Parent Entities associated with the Enterprise Search Business or the Designated Assets who has not signed a proprietary information and invention assignment agreement to execute such an agreement in form and substance reasonably satisfactory to the Purchaser at or prior to the Closing, and (b) obtain formal patent assignments in form and substance satisfactory to the Purchaser from each of the inventors named in the patent applications included in the Designated Assets.

         4.8 ALLOCATION OF PURCHASE PRICE AMONG THE SELLERS. At least five days prior to the Closing Date, Parent shall provide to the Purchaser a schedule (the "Allocation Schedule") indicating the manner in which the Initial Payment Amount and the Deferred Payment Amount is to be allocated among the Sellers.

         4.9 DEVELOPMENT TOOLS. The Sellers shall use their commercially reasonable efforts to (i) conduct an audit to determine the number of copies of all development tools included in the Covered Assets that are transferable to the Purchaser as part of the Designated Assets, (ii) keep the Purchaser reasonably informed as to the status of such audit, and (iii) complete such audit not more than five days prior to the Closing Date.

         4.10 TERMINATION OF AGREEMENT. Prior to the Closing, Parent shall use commercially reasonable efforts to cause Epicentric Inc. to enter into an agreement with Parent, reasonably satisfactory in form and content to the Purchaser (and conditioned and effective upon the Closing), terminating all of the rights of Epicentric Inc. under that certain Bundled Product and Value-Added Reseller Agreement dated as of August 14, 2001 between Parent and Epicentric Inc.

5.       ADDITIONAL COVENANTS OF THE PARTIES.

         5.1 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body. During the Pre-Closing Period, each party shall promptly provide the other parties with copies, to the extent such materials are produced by the such party, of any notice, report or other document filed with or sent to any Governmental Body on behalf of such party or its Representatives in connection with the Transactions.

         5.2      ADDITIONAL AGREEMENTS.

                                      28.

                  (a) Subject to Section 5.2(c), the Sellers and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 5.2(c), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions on a timely basis, including filing with the appropriate foreign Governmental Bodies any notification or other forms required to be filed under applicable foreign antitrust laws with respect to the Transactions, together with a request for early termination of any applicable waiting period; and (ii) shall use all commercially reasonable efforts to obtain each Consent (if any) required to be obtained (including the Consents set forth in Part 6.3 of the Disclosure Schedule) by such party in connection with the Transactions on a timely basis; provided, however, that the Sellers shall have no obligation to use any efforts to obtain any of the Consents identified in Part 5.2 of the Disclosure Schedule; and provided further, that in the event that Parent notifies the Purchaser in writing during the Pre-Closing Period that Parent believes it would be in the best interests of the Sellers and the Purchaser not to attempt to obtain (or to delay obtaining) any particular Consent that is not identified in either Part
6.3 of the Disclosure Schedule or Part 5.2 of the Disclosure Schedule ("Designated Consent"), Parent shall not be required to use any further efforts to obtain such Designated Consent (or may delay efforts to obtain such Designated Consent) unless the Purchaser reasonably objects to such notice; and
(iii) the parties shall cooperate with each other and their respective Representatives, and prepare and make available such documents and take such other actions as any party may request in good faith, in connection with any filing, notice or Consent that such party is required or elects to make, give or obtain. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the first party during the Pre-Closing Period.

                  (b) The parties shall use all reasonable efforts to ensure that during the Pre-Closing Period, the Parent Entities and their respective Representatives and the Purchaser and the Purchaser's Representatives, cooperate with each other to prepare and make available such documents and take such other actions as the Purchaser or the Sellers may reasonably request in good faith, in connection with any filing, notice or Consent that the Purchaser or the Sellers are required or elect to make, give or obtain.

                  (c) Notwithstanding anything to the contrary contained in this Agreement (but without in any way limiting the Designated Contractual Obligations required to be assumed by the Purchaser at the Closing), the Purchaser shall not have any obligation under this Agreement (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Technology or Intellectual Property Right, (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or (vi) to contest any Proceeding relating to the Transactions if the Purchaser determines in good faith that contesting such Proceeding might not be advisable.

                                      29.

         5.3 REASONABLE EFFORTS. During the Pre-Closing Period, the Sellers shall use their reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and the Purchaser shall use its reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

         5.4 CONFIDENTIALITY. During the Pre-Closing Period, unless otherwise permitted by this Agreement, the Sellers and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and neither the Sellers on the one hand, nor the Purchaser on the other hand, shall issue any such press release or make any such statement or disclosure without the prior consent of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable law. If either the Sellers on the one hand, or the Purchaser on the other hand, is required to make any such public disclosure, the party required to make the disclosure shall use its reasonable efforts to give the other party prior notice and an opportunity to review the disclosure prior to the public release of information.

         5.5      EMPLOYEE MATTERS.

                  (a) At or prior to the Closing Date, the Purchaser shall extend offers of employment, effective as of the Closing Date, to approximately 40 out of the employees of Parent identified on Schedule 5.5, at salaries and benefits comparable to the salaries and benefits provided to employees of the Purchaser holding positions comparable to the positions being offered in such offers of employment. It is understood and agreed that (A) the Purchaser shall have complete discretion in determining what positions to offer those employees of the Sellers to whom the Purchaser elects to extend offers of employment, (B) the Purchaser's expressed intention to extend offers of employment to such employees shall not constitute any commitment, Contract understanding (expressed or implied) or obligation on the part of the Purchaser to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Purchaser may establish pursuant to individual offers of employment, and (C) employment offered by the Purchaser is "at will" and may be terminated by the Purchaser or by the employee at any time, with or without cause or advance notice (subject to any written agreements to the contrary made between the Purchaser and the employee). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any Continuing Employee after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation or terms or conditions of employment of any Continuing Employee.

                  (b) Within five business days after the date of this Agreement, the Sellers shall make all filings with and notifications of any Governmental Body, employees and other parties necessary in order to comply with all WARN Act notice requirements relating to any "employment loss" suffered by any Seller Employee employed in the Enterprise Search Business other than the Continuing Employees and by any other employee, if any, terminated in connection with the Transactions (collectively, the "Separating Employees") and by any

                                      30.

Continuing Employee, and the Sellers shall continue to comply with the requirements of the WARN Act with regard to all Continuing Employees, all Separating Employees and other Seller Employees during the Pre-Closing Period.

                  (c) The Sellers shall comply with all Legal Requirements and with all requirements and obligations imposed under applicable Contracts (including notice and dismissal requirements and severance obligations) in connection with the termination of the employment of the Continuing Employees and the Separating Employees. With respect to Separating Employees located outside the United States, the Sellers shall make a good faith effort to negotiate and obtain from such Separating Employees release of claims agreements or similar agreements that are enforceable in the respective jurisdictions in which such Separating Employees are located. Any and all obligations arising out of or relating to such agreements shall be the sole obligation of the Sellers both before and after the Closing Date.

                  (d) The Purchaser shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, accrued vacation, accrued sick leave, stock or stock options or any other sums or benefits due to any Continuing Employee that accrued before the date that such Continuing Employee commences his employment with the Purchaser (such Continuing Employee's "Start Date"), including any payments accruing due to the consummation of the Transactions. The Sellers shall be fully responsible for all amounts owing to each Continuing Employee as a result of his employment prior to such Continuing Employee's Start Date. The Sellers shall pay each Continuing Employee all wages owed and the accrued but unused vacation of such Continuing Employee, in accordance with and to the extent applicable under the Sellers' standard employment policies and procedures and applicable law, upon termination of employment with the applicable Parent Entity. The Parent Entities shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, accrued vacation, accrued sick leave, stock or stock options or any other sums or benefits due to any Continuing Employee from the Purchaser that arise solely by reason of such Continuing Employee's employment by the Purchaser. The Purchaser shall be fully responsible for all amounts owing to each Continuing Employee from the Purchaser as a result of his employment on or after such Continuing Employee's Start Date

                  (e) The Sellers shall retain or assume responsibility for providing health care coverage to all current or former employees of any of the Parent Entities (or any individual who constitutes a qualified beneficiary under Section 4980B of the Code ("COBRA") with respect to any current or former employee of any Parent Entity) (without regard to whether such employees become Continuing Employees) who are receiving (or become entitled to receive) continuation health coverage pursuant to an election made under COBRA or Sections 601-608 of ERISA relating to a qualifying event occurring prior to or on the Closing Date.

                  (f) The Sellers shall remain solely liable for all claims under the Seller Employee Plans that are incurred by (i) all employees of the Seller who are not Continuing Employees, and their respective beneficiaries and covered dependents and (ii) each Continuing

                                      31.

Employee and his beneficiaries and covered dependents on or prior to such Continuing Employee's Start Date.

                  (g) The Sellers shall remain responsible and liable for any workers' compensation claim made on behalf of a Continuing Employee to the extent relating to occupational illnesses resulting from exposure occurring on or prior to such Continuing Employee's Start Date and injuries that are incurred by any such Continuing Employee on or prior to such Continuing Employee's Start Date.

                  (h) As to each employee of the Sellers who is not offered employment as of the Closing Date by the Purchaser, such employees shall, notwithstanding any presumption to the contrary in Section 2(b)(1) of the WARN Act or the Business Transfer Laws, be deemed at all times to be employees of the Sellers for purposes of the WARN Act and the Business Transfer Laws. The Sellers shall be responsible for any notices, payments, benefits, fines, penalties, backpay and damages required under the WARN Act relating to any plant closing or mass layoff, payment of accrued vacation or paid time off, and all other Legal Requirements in connection with any reductions in force or other terminations of employees of any of the Parent Entities (or similar triggering event) caused by the Parent Entities with respect to the current or former employees of any of the Parent Entities (including any terminations in connection with the consummation of Transactions). The Purchaser shall be responsible for any notices required to be given under, or otherwise comply with, WARN Act or similar statutes or regulations of any jurisdiction relating to any "plant closing" or "mass layoff" as defined under WARN Act (or similar triggering event under similar statutes or regulations) ordered by the Purchaser with respect to Continuing Employees after the Closing Date. For the purposes of the WARN Act and this Agreement, the Closing Date is and shall be the same as the "effective date of the sale" within the meaning of the WARN Act.

         5.6 NOTIFICATION BY THE PURCHASER. During the Pre-Closing Period, the Purchaser shall promptly notify Parent in writing of: (a) the discovery by the Purchaser of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or would result in an inaccuracy of any representation or warranty made by the Purchaser in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or would result in an inaccuracy of any representation or warranty made by the Purchaser in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the Purchaser; and (d) any event, condition, fact or circumstance that would be reasonably likely to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely.

         5.7 DEFERRED PAYMENT AMOUNT. From the Closing Date until the date on which the Deferred Payment Amount is paid or subject to setoff in accordance with Section 9.4 (including any period beyond the 18 month anniversary of the date of this Agreement during which any disputed indemnification claim is unresolved), the Purchaser (i) shall hold the amount of the

                                      32.

Deferred Payment Amount in accordance with Section 9.4 in a segregated account and (ii) shall release, assign, transfer, convey or deliver the Deferred Payment Amount, or any portion thereof, only in accordance with the terms of this Agreement. The Purchaser shall provide to Parent such documents, including bank statements, as Parent may reasonably request to confirm the status of the Segregated Account.

         5.8      TAX COOPERATION; ALLOCATION OF TAXES.

                  (a) Subject to Section 1.4, the Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Covered Assets and the Enterprise Search Business (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. The Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Designated Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least ten days' prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

                  (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Designated Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Sellers and the Purchaser as of the Closing Date based on the number of days of such taxable period ending on the Closing Date (the "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Designated Assets, each of the Sellers and the Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.8(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 20 days after delivery of such statement. In the event that either the Sellers or the Purchaser shall make any other payment for which it is entitled to reimbursement under this
Section 5.8(b), the other party shall make such reimbursement promptly but in no event later than 20 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 5.8 and not made within 20 days of delivery of the relevant statement shall bear interest at the rate per annum determined in Section 1.2(c), for each day until paid.

                                      33.

                  (c) Notwithstanding anything herein to the contrary, each party hereto waives compliance with the provisions of the "bulk tax sales", "bulk tax transfer" or similar Tax laws of any state (including the filing of any tax certificates).

         5.9 PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT DOCUMENTATION. The Purchaser shall cause each Continuing Employee to execute the Purchaser's standard proprietary information and invention assignment agreement (which agreement shall include an obligation for such Continuing Employee to maintain the confidentiality of third party confidential information obtained prior to the Continuing Employee's employment with the Purchaser) upon the commencement of such Continuing Employee's employment with the Purchaser.

6.       CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

         The Purchaser's obligation to purchase the Designated Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Sellers in this Agreement shall have been accurate in all material respects (except for (i) such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Change, which representations as so qualified shall have been accurate in all respects, and (ii) the representation and warranty set forth in Section 2.3(b), which shall have been accurate in all respects except where any inaccuracy would not have a material adverse effect on the ability of the Purchaser to operate the Enterprise Search Business after the Closing) as of the date of this Agreement, and each of the representations and warranties made by the Sellers in this Agreement shall be accurate in all material respects (except for (i) such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Change, which representations as so qualified shall be accurate in all respects, and (ii) the representation and warranty set forth in Section 2.3(b), which shall be accurate in all respects except where any inaccuracy would not have a material adverse effect on the ability of the Purchaser to operate the Enterprise Search Business after the Closing) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a specific date or time, which shall have been accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Change, which representations as so qualified shall have been accurate in all respects) as of such date or time.

         6.2 PERFORMANCE OF OBLIGATIONS. Each of the covenants and obligations that any of the Sellers is required to comply with or to perform under this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

         6.3 CONSENTS. Each of the Consents identified in Part 6.3 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

                                      34.

         6.4 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change since September 30, 2002.

         6.5 ADDITIONAL DOCUMENTS. The Purchaser shall have received the following documents:

                  (a) such bills of sale, endorsements, assignments (including patent, trademark and copyright assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Designated Assets free and clear of any Encumbrances (other than Permitted Liens), including documents in form and substance reasonably satisfactory to the Purchaser required to release all security interests in the Designated Assets;

                  (b)      the Audited Enterprise Search Business Financial
         Statements;

                  (c) the Assignment and Assumption Agreement, executed by each of the Sellers;

                  (d) the Noncompetition Agreement, executed by each of the Sellers;

                  (e) the IP Assignment and License Agreement, executed by each of the Sellers;

                  (f) the Software License and Support Agreements, executed by Parent;

                  (g) an opinion letter from outside counsel to the Sellers, dated the Closing Date, in substantially the form of Exhibit E;

                  (h)      the Sellers Closing Certificate; and

                  (i) such other customary documents as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions.

         6.6 NO PROCEEDINGS. There shall not have been commenced against the Purchaser, or against any Person affiliated with the Purchaser, and no Governmental Body shall have threatened to commence against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material Damages or other material relief in connection with, any of the Transactions, (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions, (c) that could reasonably be expected to materially and adversely affect the right of the Purchaser to own or use any of the Designated Assets or operate the Enterprise Search Business or (d) that if adversely determined could reasonably be expected to have a material adverse effect on the Designated Assets or the Enterprise Search Business.

                                      35.

         6.7 NO CONFLICT. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser to suffer any material adverse consequence under, any applicable Legal Requirement or Order.

         6.8 SELECTED FINANCIAL MATTERS. The dollar amount of the "Total Revenues" reflected in the Audited Enterprise Search Business Statement of Operations shall be greater than $20,137,803; the sum of the dollar amount of the "License Revenues" and the dollar amount of the "Maintenance Revenues" reflected in the Audited Enterprise Search Business Statement of Operations shall be greater than $17,268,882; and the sum of the dollar amount of the "Deferred License Revenues" and the dollar amount of the "Deferred Support Revenues" reflected in the Audited Enterprise Search Business Balance Sheet shall be greater than $4,161,780.

         6.9 NO INSOLVENCY. None of the Sellers shall be Insolvent immediately prior to the Closing, and none of the Sellers shall become Insolvent as of the Closing Date or immediately following the Closing as a result of the Closing.

         6.10 INSO CONSENT. The Purchaser shall have received the written consent of Inso to the assignment to the Purchaser of the Inso Agreement (the "Inso Consent"); provided that in the event:

                  (a) Parent has incorporated and integrated into a product of Parent known as "Enterprise Search" the Keyview software products of the Purchaser (the "Adapted Products") as a complete functional replacement for the software products of Inso that are currently included in the Enterprise Search Products ;

                  (b) Parent has completed all quality, assurance and verification testing to the reasonable satisfaction of the Purchaser to ensure that the Adapted Products performs properly all functions and features in the same or similar manner as the version of "Enterprise Search" that exists as of the date of this Agreement, and in accordance with the current performance specifications for the version of "Enterprise Search" that exists as of the date of this Agreement;

                  (c) the Adapted Products contain no known errors that prevent any function or process from meeting their functional specifications or may otherwise seriously affect the overall performance of any function or process that is included in the Adapted Products, and are of sufficient quality to permit them to be reproduced and made generally available by the Purchaser for delivery to third parties; and

                  (d) Parent has entered into a written distribution agreement with the Purchaser to permit the Purchaser to receive through Parent service and support from Inso for the software products of Inso included in all currently supported "Enterprise Search" products under terms and conditions, including pricing, that are no less favorable to the Purchaser than the terms and conditions, including pricing, for the service and support that Purchaser has the right to receive from Inso under the Inso Agreement,

                                      36.

then the obtaining of the Inso Consent for the Inso Agreement shall not be a condition to the obligation of the Purchaser to purchase the Designated Assets and to take the other actions required to be taken by the Purchaser at the Closing.

7.       CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS TO CLOSE.

         The Sellers' obligations to sell the Designated Assets and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part, in writing):

         7.1      ACCURACY OF REPRESENTATIONS.

                  (a) Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations as so qualified shall have been accurate in all respects) as of the date of this Agreement, and each of the representations and warranties made by the Purchaser in this Agreement shall be accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations as so qualified shall be accurate in all respects) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a specific date or time, which shall have been accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations as so qualified shall have been accurate in all respects) as of such date or time.

                  (b) Each of the representations and warranties made by the Purchaser in the other Transactional Agreements shall be accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations as so qualified shall be accurate in all respects) as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which shall have been accurate in all material respects as of such date or time, except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations as so qualified shall have been accurate in all respects as of such date or time).

         7.2 PERFORMANCE OF OBLIGATIONS. Each of the covenants and obligations that the Purchaser is required to comply with or to perform under this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

         7.3 ADDITIONAL DOCUMENTS. Parent shall have received the following documents:

                  (a) the Assignment and Assumption Agreement, executed by the Purchaser;

                  (b) the IP Assignment and License Agreement, executed by the Purchaser;

                                      37.

                  (c) the Software License and Support Agreements, executed by the Purchaser;

                  (d)      the Purchaser Closing Certificate; and

                  (e) such other documents as Parent may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions.

8.       TERMINATION.

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

                  (a) by mutual written consent of the Purchaser and Parent;

                  (b) by either the Purchaser or Parent if the Closing shall not have taken place by January 31, 2003; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the Closing to have taken place by such date is attributable to a failure on the part of such party or any affiliate of such party to perform any covenant in this Agreement required to be performed by such party or such affiliate at or prior to the Closing Date;

                  (c) by either the Purchaser or Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

                  (d) by the Purchaser if (i) any of the Sellers' representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Sellers' covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Sellers' representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Sellers is curable by the Sellers and the Sellers cure such inaccuracy or breach within 10 days after receiving notice of such inaccuracy or breach, then the Purchaser may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or breach, and provided, further, that in the event that at any time during the Pre-Closing Period Parent provides the Purchaser with a written notice (the "Parent Breach Notice") (i) stating that one or more representations and warranties of the Sellers contained in this Agreement and identified in such notice are or have become inaccurate,
         (ii) describing in reasonable detail the circumstances of such inaccuracy, and (iii) confirming unequivocally that the Purchaser is entitled to validly terminate this Agreement under this Section 8.1(d) on account of such inaccuracy, then

                                      38.

         the Purchaser shall be entitled to validly terminate this Agreement under this Section 8.1(d) on account of any inaccuracy described in the Parent Breach Notice, but may only terminate this Agreement under this
         Section 8.1(d) on account of any such inaccuracy if the Purchaser delivers to Parent the written notice described in Section 8.2 with respect to such inaccuracy prior to the earlier of (A) the date ten business days after the Purchaser receives the Parent Breach Notice, or
         (B) the delivery by Parent to the Purchaser of a written notice (x) stating that each inaccuracy that was the subject of the applicable Parent Breach Notice has been cured, (y) describing in reasonable detail the circumstances of such cure, and (z) stating that such Parent Breach Notice has been withdrawn in its entirety (the "Parent Breach Withdrawal Notice"); or

                  (e) by Parent if (i) any of the Purchaser's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or
         (ii) any of the Purchaser's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Purchaser's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Purchaser is curable by the Purchaser and the Purchaser cures such inaccuracy or breach within 10 days after receiving notice of such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach, and provided, further, that in the event that at any time during the Pre-Closing Period the Purchaser provides Parent with a written notice (the "Purchaser Breach Notice") (i) stating that one or more representations and warranties of the Purchaser contained in this Agreement and identified in such notice are or have become inaccurate,
         (ii) describing in reasonable detail the circumstances of such inaccuracy, and (iii) confirming unequivocally that the Sellers are entitled to validly terminate this Agreement under this Section 8.1(e) on account of such inaccuracy, then Parent shall be entitled to validly terminate this Agreement under this Section 8.1(e) on account of any inaccuracy described in the Purchaser Breach Notice, but may only terminate this Agreement under this Section 8.1(d) on account of any such inaccuracy if Parent delivers to the Purchaser the written notice described in Section 8.2 with respect to such inaccuracy prior to the earlier of (A) the date ten business days after Parent receives the Purchaser Breach Notice, or (B) the delivery by the Purchaser to Parent of a written notice (x) stating that each inaccuracy that was the subject of the applicable Purchaser Breach Notice has been cured, (y) describing in reasonable detail the circumstances of such cure, and (z) stating that such Purchaser Breach Notice has been withdrawn in its entirety (the "Purchaser Breach Withdrawal Notice").

Notwithstanding anything to the contrary in Section 8.1(d) or Section 8.1(e):
(1) in no event shall the delivery of a Parent Breach Notice, or the failure of the Purchaser to terminate this Agreement on account of the matters described therein, be deemed to limit in any way the indemnification

                                      39.
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rights of any of the Purchaser Indemnitees hereunder; (2) in no event shall the delivery of a Purchaser Breach Notice, or the failure of Parent to terminate this Agreement on account of the matters described therein, be deemed to limit in any way the indemnification rights of any of the Seller Indemnitees hereunder; (3) a Parent Breach Withdrawal Notice shall constitute a complete withdrawal and repudiation of any Parent Breach Notice described in such Parent Breach Withdrawal Notice, such Parent Breach Withdrawal Notice shall thereupon have no further force and effect, and the Purchaser shall thereupon be free to act as if such Parent Breach Notice had never been received (including with respect to the Purchaser's termination rights hereunder); and (4) a Purchaser Breach Withdrawal Notice shall constitute a complete withdrawal and repudiation of any Purchaser Breach Notice described in such Purchaser Breach Withdrawal Notice, such Purchaser Breach Withdrawal Notice shall thereupon have no further force and effect, and Parent shall thereupon be free to act as if such Purchaser Breach Notice had never been received (including with respect to Parent's termination rights hereunder). In no event shall the failure of the Purchaser to respond to a Parent Breach Withdrawal Notice, or the failure of Parent to respond to a Purchaser Breach Withdrawal Notice, be in any way deemed to be an admission or agreement by the Purchaser or Parent (as the case may be) that any inaccuracy described in the related Parent Breach Notice or Purchase Breach Notice has in fact been cured or otherwise no longer exists, or otherwise limit any right of Parent or the Purchaser (as the case may be) to terminate this Agreement on account of such inaccuracy.

         8.2 TERMINATION PROCEDURES. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), the Purchaser shall deliver to Parent a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If Parent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Purchaser a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. Except as provided in Section 11.1(c), if this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate and no party shall have any Liability to any other party; provided, however, that no party shall be relieved of any obligation or other Liability arising from fraud or any knowing breach by such party of any provision of this Agreement (including any knowing inaccuracy in or breach of, or any knowing failure to comply with or perform, any representation, warranty, covenant or other obligation of such party in this Agreement).

9.       INDEMNIFICATION, ETC.

         9.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

                  (a) Subject to Sections 9.1(c) and 9.1(d), the representations, warranties and covenants of the Sellers and the Purchaser set forth in this Agreement shall survive the Closing Date.

                  (b) The representations, warranties, covenants and obligations of the Sellers and the Purchaser, and the rights and remedies that may be exercised by the Purchaser Indemnitees and the Seller Indemnitees, shall not be limited or otherwise affected by or as a

                                      40.
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result of any information furnished to, or any investigation made by or any knowledge of, any of the Purchaser Indemnitees or Seller Indemnitees or any of their respective Representatives.

                  (c) The representations and warranties of the Sellers and the Purchaser set forth in this Agreement shall expire on the date 18 months after the Closing Date; provided, however, that (i) the representations and warranties of the Sellers set forth in clauses "(a)" through "(t)" of Section
2.8 and the Specified IP Representations and Warranties shall expire on the date 36 months after the Closing Date, and (ii) the representations and warranties of the Sellers set forth in Sections 2.5, 2.13 and 2.16 shall survive the Closing for an indefinite period of time, without limitation. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence with respect to a specific claim, if a written notice specifying in reasonable detail the alleged breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and shall survive until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or alleged breach or inaccuracy or alleged inaccuracy of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Parent and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

                  (d) The covenants of the Sellers set forth in Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10, and the covenants of the Sellers and the Purchaser set forth in Sections 5.1, 5.2, 5.3 and 5.6, shall not survive the Closing Date. All of the remaining covenants of the Sellers and the Purchaser that by their terms are to be performed or complied with entirely at or prior to the Closing shall expire on the date 18 months after the Closing Date. The covenants of the Sellers and the Purchaser that by their terms are to be performed or complied with after the Closing shall survive the Closing for an indefinite period of time, without limitation. Notwithstanding any of the foregoing, any covenant in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding provisions of this Section 9.1(d) with respect to a specific claim, if a written notice specifying in reasonable detail the alleged breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and shall survive until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or alleged breach of such covenant has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Parent and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

         9.2      INDEMNIFICATION BY THE SELLERS.

                  (a) From and after the Closing, the Sellers, jointly and severally, shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the

                                      41.
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Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                           (i) any breach or inaccuracy of any of (A) any of the representations or warranties made by the Sellers in this Agreement as of the date of this Agreement; or (B) any of the representations or warranties made by the Sellers in this Agreement (without giving effect to any update to the Disclosure Schedule) as of the Closing Date as if made on and as of the Closing Date, and any Proceeding relating directly or indirectly to any such breach or inaccuracy;

                           (ii) any breach of any covenant or obligation of any of the Sellers contained in this Agreement;

                           (iii) any Liability of any of the Parent Entities, other than the Designated Contractual Obligations;

                           (iv) any Liability under the WARN Act including any Liability for any losses, penalties or backpay relating to any failure to give adequate notice of a "mass layoff" or "plant closing" under the WARN Act, if the "employment loss" contributing to such "mass layoff" or "plant closing" (i) occurs immediately prior to, or on or within 60 days after the Closing Date and (ii) consists of "employment loss" for employees of any of the Parent Entities, other than the Continuing Employees;

                           (v)      any Liability with respect to the
         termination of employment of any of the Separating Employees outside the United States, including any Liability for any losses, payments or penalties relating to any violation of any Legal Requirement or any breach of Contract, despite any application of any Business Transfer Laws and any required transfer of employment of any Separating Employee outside the United States to the Purchaser pursuant to any Business Transfer Laws;

                           (vi) any noncompliance with any "bulk tax sales", "bulk tax transfer" or similar Tax laws of any state or fraudulent transfer or fraudulent conveyance laws in respect of any of the Transactions;

                           (vii) the failure of Parent to have terminated on or prior to the Closing Date that certain International Software Reseller Agreement, dated November 20, 2001, as amended on October 11, 2002, by and between Parent and Penta Systems Technology, Inc. (and the Sellers hereby represent and warrant that the only territory covered by such agreement is the Republic of South Korea); or

                           (viii)   any Proceeding relating directly or
         indirectly to any breach, alleged breach, Liability or matter of the type referred to in clause "(ii)," "(iii)," "(iv)," "(v)", "(vi)" or "(vii)" above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this
         Section 9).

                                      42.

                  (b) None of the Sellers shall be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any breach or inaccuracy of the representations and warranties of the Sellers set forth in this Agreement until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Purchaser Indemnitees (including the Damages arising from such breach or inaccuracy and all other Damages arising from any other breaches or inaccuracies of any representations or warranties of the Sellers, and solely for purposes of this Section 9.2(b) without giving effect to any materiality qualifications or similar qualifications contained in any of the representations or warranties made by the Sellers in this Agreement in determining whether any of such representations or warranties has been breached or is inaccurate for purposes of calculating the amount of Damages arising from any such breach or inaccuracy for purposes of Section 9.2(a)(i)) exceeds $200,000 (the "Seller Threshold Amount"). Subject to Section 9.2(c), in the event that the Seller Threshold Amount is satisfied, the Sellers shall be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any breach or inaccuracy of the representations and warranties of the Sellers set forth in this Agreement to the extent that the aggregate amount of the Damages exceeds the Seller Threshold Amount, giving effect to any materiality or Material Adverse Change qualifications or similar qualifications contained in any of the representations or warranties made by the Sellers in this Agreement in determining whether any of such representations or warranties has been breached.

                  (c) The total amount of the indemnification payments that the Sellers shall be required to make pursuant to Section 9.2(a)(i) for any inaccuracy or breach of the representations and warranties of the Sellers set forth in this Agreement shall be limited in the aggregate to $10,000,000; provided, however, that (i) the total amount of such indemnification payments in connection with any inaccuracy or breach of the representations and warranties set forth in clauses "(a)" through "(t)" of Section 2.8 and the Specified IP Representations and Warranties shall be limited in the aggregate to $20,000,000, and (ii) the total amount of such indemnification payments in connection with any inaccuracy or breach of the representations and warranties set forth in Sections 2.5, 2.13 and 2.16 shall be limited in the aggregate to $25,000,000. Without limiting the foregoing, in no event shall the Sellers be required to make indemnification payments pursuant to Section 9.2(a)(i) for any inaccuracy or breach of the representations and warranties of the Sellers set forth in this Agreement in excess of $25,000,000 in the aggregate.

         9.3      INDEMNIFICATION BY THE PURCHASER.

                  (a) From and after the Closing, the Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                           (i) any breach or inaccuracy of any of (A) any of the representations or warranties made by the Purchaser in this Agreement as of the date of this Agreement;

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
         or (B) any of the representations or warranties made by the Purchaser in this Agreement as of the Closing Date as if made on and as of the Closing Date, and any Proceeding relating directly or indirectly to any such breach or inaccuracy;

                           (ii) any breach of any covenant or obligation of the Purchaser contained in this Agreement;

                           (iii) the failure of the Purchaser to perform or discharge any of the Designated Contractual Obligations;

                           (iv) the operation by the Purchaser of the Enterprise Search Business following the Closing Date; provided, however, that in no event shall the indemnity described in this paragraph (iv) be deemed to apply with respect to (A) any matter, event or circumstance existing or occurring or otherwise relating to the period on or prior to Closing Date (provided that any Damages that result from the Purchaser's failure to mitigate damages to the extent required by Legal Requirement or Contract or from action by the Purchaser that exacerbates such matter, event or circumstance shall not be deemed to be covered by this clause "(A)"), (B) any matter, event or circumstance with respect to which the Sellers would be obligated to provide indemnification pursuant to any provision of Section 9.2 (ignoring any thresholds, deductibles and caps on such indemnification for this purpose) or (C) any Damages that do not relate to any third-party claim brought against the Seller Indemnitees following the Closing Date; or

                           (v) any Proceeding relating directly or indirectly to any inaccuracy, breach, alleged inaccuracy or breach, Liability or matter of the type referred to in clauses "(ii)," "(iii)" or "(iv)" above (including any Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this
         Section 9).

                  (b) The Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a)(i) for any breach or inaccuracy of the representations and warranties of the Purchaser set forth in this Agreement until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Seller Indemnitees (including the Damages arising from such breach or inaccuracy and all other Damages arising from any other breaches or inaccuracies of any representations or warranties of the Purchaser, and solely for purposes of this Section 9.3(b) without giving effect to any materiality qualifications or similar qualifications contained in any of the representations or warranties made by the Purchaser in this Agreement in determining whether any of such representations or warranties has been breached or is inaccurate for purposes of calculating the amount of Damages arising from any such breach or inaccuracy for purposes of Section 9.3(a)(i)) exceeds $200,000 (the "Purchaser Threshold Amount"). Subject to Section 9.3(c), in the event that the Purchaser Threshold Amount is satisfied, the Purchaser shall be required to make any indemnification payment pursuant to Section 9.3(a)(i) for any breach or inaccuracy of the representations and warranties of the Purchaser set forth in this Agreement to the extent that the aggregate amount of the Damages exceeds the Purchaser Threshold Amount, giving effect to any materiality qualifications or similar qualifications contained in any of the representations or warranties made by the

                                      44.
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Purchaser in this Agreement in determining whether any of such representations or warranties has been breached.

                  (c) In no event shall the Purchaser be required to make indemnification payments pursuant to Section 9.3(a)(i) for any inaccuracy or breach of the representations and warranties of the Purchaser set forth in this Agreement in excess of $10,000,000 in the aggregate.

        9.4 SETOFF. The Purchaser shall have the right to withhold and deduct any sum that may be owed to any Purchaser Indemnitee under this Section 9 from the Deferred Payment Amount. Prior to withholding or deducting any sum from the Deferred Payment Amount pursuant to this Section 9.4, the Purchaser will notify Parent in writing of its intention to withhold or deduct such sum and the circumstances giving rise to such withholding or deduction, whereupon Parent shall have ten days to review such notice. If at the end of such ten-day period Parent does not respond to such notice, then the Purchaser shall be entitled to such deduction or withholding as stated in the notice. If during the ten-day period Parent disputes the claim underlying the Purchaser's intention to withhold or deduct a sum from the Deferred Payment Amount, then the Purchaser shall retain the sum stated in such notice in the Deferred Payment Account until the validity of the claim is finally resolved, either by means of a written settlement agreement executed on behalf of Parent and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. Without limiting the foregoing, a valid withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted and a release of the Sellers from further liability with respect to such obligation to the extent of such setoff.

        9.5       DEFENSE OF THIRD PARTY CLAIMS AGAINST PURCHASER INDEMNITEES.

                  (a) If (1) the Purchaser receives written notice of the commencement of any Proceeding against the Purchaser or against any other Purchaser Indemnitee, and (2) a claim for indemnification is to be made against any of the Sellers under this Agreement with respect to such Proceeding, then the Purchaser shall promptly notify Parent of the commencement of such Proceeding; provided, however, that any failure to notify Parent of the commencement of such Proceeding shall not limit or otherwise affect any liability that any of the Sellers may have to any Purchaser Indemnitee (except to the extent that the defense of such Proceeding has been materially prejudiced by the Purchaser's failure to notify Parent of the commencement of such Proceeding). If, within ten days after receiving notification of the commencement of any such Proceeding, Parent delivers to the Purchaser a written notice setting forth the election of Parent to assume the defense of such Proceeding, then, subject to subsections "(b)" and "(c)" below:

                           (i) Parent shall be entitled to assume the defense of such Proceeding, at the sole expense of the Sellers, with reputable counsel reasonably satisfactory to the Purchaser; and

                           (ii) as long as Parent conducts such defense, the Sellers shall not be required to reimburse any Purchaser Indemnitee for any fees paid to any other counsel

                                      45.

         representing such Purchaser Indemnitee in such Proceeding for legal services rendered while Parent is conducting such defense (it being understood that Parent shall be required to reimburse the Purchaser Indemnitees for any fees paid to counsel representing any of the Purchaser Indemnitees in such Proceeding for legal services rendered prior to the time the Purchaser receives notice of the election of Parent to assume such defense).

                  (b) If Parent assumes the defense of a Proceeding in accordance with subsection "(a)" above, then:

                           (i) it will be deemed conclusively established for purposes of this Agreement that all claims made in such Proceeding are within the scope of and are subject to the indemnification provisions set forth in Section 9.2, and Parent shall not be permitted to contest the applicability of Section 9.2 to such Proceeding or to contest the Sellers' obligation to provide indemnification with respect thereto;

                           (ii) Parent shall keep the Purchaser informed of all material developments relating to such Proceeding;

                           (iii)    the Purchaser and each of the other
         Purchaser Indemnitees shall be entitled to participate (at their own expense) in the defense of such Proceeding; and

                           (iv) Parent shall not be permitted to effect any settlement, adjustment or compromise of such Proceeding or any of the claims made in connection therewith unless (A) such settlement, adjustment or compromise involves no finding or admission of any breach by any Purchaser Indemnitee of any obligation to any other Person or any violation by any Purchaser Indemnitee of any Legal Requirement, (B) such settlement, adjustment or compromise has no effect on any other claim that may be made against any Purchaser Indemnitee and (C) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid in full by the Sellers.

If Parent does not elect (within the ten-day time period specified in subsection "(a)" above) to assume the defense of a Proceeding in accordance with subsection "(a)" above, then (I) the Purchaser shall have the exclusive right, at its election, to control the defense of such Proceeding (at the Sellers' sole expense and with counsel selected by the Purchaser and reasonably satisfactory to Parent), and (II) the Sellers will be bound by any judgment entered or any determination made in such Proceeding and by any settlement, adjustment or compromise effected by any Purchaser Indemnitee with respect to such Proceeding.

                  (c) Notwithstanding anything to the contrary contained in this Section 9.5, and notwithstanding any election made by Parent to assume the defense of any Proceeding in accordance with subsection "(a)" above, the Purchaser may (by notifying Parent) elect to assume, and shall have the exclusive right to control, the defense of any Proceeding of the type referred to in subsection "(a)" above (at the Sellers' sole expense and with reputable counsel selected by the Purchaser and reasonably satisfactory to Parent) if:

                                      46.

                           (i) any of the Sellers or any affiliate of any of the Sellers is also a party to such Proceeding, and counsel to the Purchaser determines in good faith that joint representation would give rise to a conflict of interest or would otherwise be inappropriate in such Proceeding; or

                           (ii)     such Proceeding relates directly or
         indirectly to any failure or alleged failure on the part of the Purchaser to pay any Tax when due or to comply with any Legal Requirement relating to Taxes;

provided, however, that the Sellers will not be bound by any settlement, adjustment or compromise of such Proceeding or of any of the claims made in connection therewith that is effected without the consent of Parent (which may not be unreasonably withheld by Parent).

         9.6      DEFENSE OF THIRD PARTY CLAIMS AGAINST SELLER INDEMNITEES.

                  (a) If (1) any Seller receives written notice of the commencement of any Proceeding against such Seller or against any other Seller Indemnitee, and (2) a claim for indemnification is to be made against the Purchaser under this Agreement with respect to such Proceeding, then such Seller shall promptly notify the Purchaser of the commencement of such Proceeding; provided, however, that any failure to notify the Purchaser of the commencement of such Proceeding shall not limit or otherwise affect any liability that the Purchaser may have to any Seller Indemnitee (except to the extent that the defense of such Proceeding has been materially prejudiced by such Seller's failure to notify the Purchaser of the commencement of such Proceeding). If, within ten days after receiving notification of the commencement of any such Proceeding, the Purchaser delivers to Parent a written notice setting forth the election of the Purchaser to assume the defense of such Proceeding, then, subject to subsections "(b)" and "(c)" below:

                           (i) the Purchaser shall be entitled to assume the defense of such Proceeding, at the sole expense of the Purchaser, with reputable counsel reasonably satisfactory to Parent; and

                           (ii) as long as the Purchaser conducts such defense, the Purchaser shall not be required to reimburse any Seller Indemnitee for any fees paid to any other counsel representing such Seller Indemnitee in such Proceeding for legal services rendered while the Purchaser is conducting such defense (it being understood that the Purchaser shall be required to reimburse the Seller Indemnitees for any fees paid to counsel representing any of the Seller Indemnitees in such Proceeding for legal services rendered prior to the time Parent receives notice of the election of the Purchaser to assume such defense).

                  (b) If the Purchaser assumes the defense of a Proceeding in accordance with subsection "(a)" above, then:

                          (i) it will be deemed conclusively established for purposes of this Agreement that all claims made in such Proceeding are within the scope of and are subject to the indemnification provisions set forth in Section 9.3, and the Purchaser shall

                                      47.

         not be permitted to contest the applicability of Section 9.3 to such Proceeding or to contest the Purchaser's obligation to provide indemnification with respect thereto;

                           (ii) the Purchaser shall keep Parent informed of all material developments relating to such Proceeding;

                           (iii)    Parent and each of the other Seller
         Indemnitees shall be entitled to participate (at their own expense) in the defense of such Proceeding; and

                           (iv) the Purchaser shall not be permitted to effect any settlement, adjustment or compromise of such Proceeding or any of the claims made in connection therewith unless (A) such settlement, adjustment or compromise involves no finding or admission of any breach by any Seller Indemnitee of any obligation to any other Person or any violation by any Seller Indemnitee of any Legal Requirement, (B) such settlement, adjustment or compromise has no effect on any other claim that may be made against any Seller Indemnitee and (C) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid in full by the Purchaser.

If the Purchaser does not elect (within the ten-day time period specified in subsection "(a)" above) to assume the defense of a Proceeding in accordance with subsection "(a)" above, then (I) Parent shall have the exclusive right, at its election, to control the defense of such Proceeding (at the Purchaser's sole expense and with counsel selected by Parent and reasonably satisfactory to the Purchaser), and (II) the Purchaser will be bound by any judgment entered or any determination made in such Proceeding and by any settlement, adjustment or compromise effected by any Seller Indemnitee with respect to such Proceeding.

                  (c) Notwithstanding anything to the contrary contained in this Section 9.6, and notwithstanding any election made by the Purchaser to assume the defense of any Proceeding in accordance with subsection "(a)" above, Parent may (by notifying the Purchaser) elect to assume, and shall have the exclusive right to control, the defense of any Proceeding of the type referred to in subsection "(a)" above (at the Purchaser's sole expense and with reputable counsel selected by Parent and reasonably satisfactory to the Purchaser) if the Purchaser or any affiliate of the Purchaser is also a party to such Proceeding, and counsel to Parent determines in good faith that joint representation would give rise to a conflict of interest or would otherwise be inappropriate in such Proceeding; provided, however, that the Purchaser will not be bound by any settlement, adjustment or compromise of such Proceeding or of any of the claims made in connection therewith that is effected without the consent of the Purchaser (which may not be unreasonably withheld by the Purchaser).

         9.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN THE PURCHASER AND PARENT. No Purchaser Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy, and no Seller Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to

                                      48.

assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         9.8 ADJUSTMENT TO PURCHASE PRICE. Any indemnification payment made pursuant to this Section 9 shall be treated, to the extent permitted or required by law, by all parties as an adjustment to the purchase price for the Designated Assets.

         9.9 LIMITATION OF REMEDIES. If the Closing occurs, then the provisions of this Section 9 shall constitute the sole and exclusive monetary remedy available to any party in respect of any breach by any other party of any representation, warranty or covenant contained herein, or any Damages suffered or incurred by any party, except with respect to claims arising out of fraud or the willful breach of covenants by the other party; provided, however, that the foregoing shall not prohibit any party from seeking an injunction or other equitable relief in respect thereof.

10.      CERTAIN POST-CLOSING COVENANTS.

         10.1     FURTHER ACTIONS.

                  (a) From and after the Closing Date, the Sellers shall cooperate with the Purchaser and the Purchaser's affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Designated Assets and Licensed IP, and the Purchaser shall cooperate with the Seller and the Sellers' affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Parent may reasonably request, for the purpose of evidencing the Transactions and effecting the assumption by Purchaser of the Designated Contractual Obligations. Without limiting the generality of the foregoing, from and after the Closing Date, the Sellers shall promptly remit to the Purchaser any funds that are received by the Sellers and that are included in, or that represent payment of receivables included in, the Designated Assets.

                  (b) If, in the case of any Enterprise Search Contract or Non-IP Contract, a Consent identified in Part 6.3 of the Disclosure Schedule has not yet been obtained (or otherwise is not in full force and effect) as of the Closing, the Purchaser may waive the closing condition set forth in Section 6.3 as to such Consent and elect to have such Enterprise Search Contract or Non-IP Contract treated in accordance with the remainder of this paragraph. Neither this Agreement nor any other Transactional Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of any Enterprise Search Contract or Non-IP Contract as to which such a required Consent has not been obtained as of the Closing Date. From and after the Closing Date, until any such Consent is obtained, the Sellers and the Purchaser shall cooperate with each other, and shall use their respective commercially reasonable efforts to cause their Representatives to cooperate, in any lawful arrangement designed to provide the Purchaser with the benefits of such Enterprise Search Contract or Non-IP Contract, subject to the obligations

                                      49.

under such Enterprise Search Contract or Non-IP Contract, at no cost to the Purchaser in excess of the cost the Purchaser would have incurred (without modification of the terms of such Enterprise Search Contract or Non-IP Contract) if such Consent had been obtained prior to the Closing. Without limiting the foregoing, with respect to any Enterprise Search Contract providing for the provision of routine software maintenance services to unaffiliated third parties in the ordinary course of business that is not assigned to the Purchaser at the Closing, at the election of Parent, Parent shall engage the Purchaser on a subcontractor basis to perform (and the Purchaser hereby agrees to perform) such routine software maintenance services under such Enterprise Search Contract (but the Purchaser shall have no obligation to perform any other services that may also be provided for in any such Enterprise Search Contract). In consideration for such performance, Parent shall assign to the Purchaser all rights to receive payments for such routine software maintenance services under any such non-assigned Enterprise Search Contract from and after the Closing. Following the Closing, the parties will use reasonable efforts to obtain any Consent not identified in Part 5.2 of the Disclosure Schedule (other than Designated Consents) that has not been obtained as of the Closing Date. If a required Consent not obtained as of the Closing Date is subsequently obtained, the Enterprise Search Contract or Non-IP Contract subject to such Consent shall be deemed an Assumed Contract as of the date such Consent is effective.

         10.2 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 5.4, the Sellers shall ensure that, on and at all times after the Closing Date, the Parent Entities keep strictly confidential, except as required by law, and do not use or disclose to any third party, any confidential or proprietary information directly relating to the Enterprise Search Business.

11.      MISCELLANEOUS PROVISIONS.

         11.1     FEES AND EXPENSES.

                  (a) Subject to the provisions of Section 9, the Sellers shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Skadden, Arps, Slate, Meagher & Flom LLP and all fees and expenses payable to Credit Suisse First Boston) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of any of the Sellers in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the Enterprise Search Business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given by the Sellers in connection with any of the Transactions, and the obtaining of any Consent required to be obtained by the Sellers in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

                                      50.

                  (b) Subject to the provisions of Section 9 and Section 11.1(c), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward LLP and all fees and expenses payable to SG Cowen Securities Corporation) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the Enterprise Search Business; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; the preparation and submission of any filing or notice required to be made or given by the Purchaser in connection with any of the Transactions, and the obtaining of any Consent required to be obtained by the Purchaser in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

                  (c) Notwithstanding the provisions of Section 11.1(b), in the event that (i) Parent's representation and warranty in the last sentence of Section 2.16(b) of this Agreement is inaccurate or becomes inaccurate as of any date during the Pre-Closing Period (as if made on any such date), (ii) (x) Parent fails to take all commercially reasonable steps to properly seek and validly obtain the approval described in such last sentence of Section 2.16(b) as promptly as reasonably practicable, or (y) such approval is not obtained by January 31, 2003, or (z) such approval is formally sought and rejected or otherwise not obtained at the time such approval is formally sought, and (iii) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(c) or
Section 8.1(d), then not later than two (2) business days following such termination, Parent shall pay to the Purchaser an amount equal to $1,200,000.

         11.2 ATTORNEYS' FEES. If any legal action or other Proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         11.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, electronic mail or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to the Sellers:

                                    Inktomi Corporation
                                    4100 East Third Avenue
                                    MS FC 2-6
                                    Foster City, CA 94404

                                      51.

                                    Attention: Randy Gottfried, Chief Financial
                                               Officer
                                    Facsimile: (650) 653-2891
                                    Email:  randyg@inktomi.com

                  With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    525 University Avenue
                                    Suite 1100
                                    Palo Alto, California 94301
                                    Attention: Marc R. Packer, Esq.
                                    Facsimile: (650) 470-4570
                                    Email:  mpacker@skadden.com

                  if to the Purchaser:
                                    Verity, Inc.
                                    894 Ross Drive,
                                    Sunnyvale, CA 94089
                                    Attention: Paul Cook, Corporate Controller
                                    Facsimile: (408) 542-2016
                                    Email: pcook@verity.com

                  With a copy to:

                                    Cooley Godward LLP
                                    Five Palo Alto Square
                                    3000 El Camino Real
                                    Palo Alto, CA  94306
                                    Attention:  Timothy Moore, Esq.
                                    Facsimile:  (650) 849-7400
                                    Email:  tmoore@cooley.com

         11.4     TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         11.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                                      52.

         11.7     GOVERNING LAW; VENUE.

                  (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

                  (b) Any legal action or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

                           (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such Proceeding;

                           (ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

                           (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

                  (c) The Sellers agree that, if any Proceeding is commenced against any Purchaser Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Purchaser Indemnitee may proceed against any of the Sellers in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

         11.8     SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

                  (a) This Agreement shall be binding upon: each of the Sellers and their respective successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of the Sellers, the Purchaser, the Purchaser Indemnitees and the Seller Indemnitees (subject to Section 9.7) and the respective successors and assigns (if any) of the foregoing.

                  (b) Prior to the Closing, the Purchaser may assign any or all of its rights under this Agreement (including its indemnification rights under Section 9 and its right to receive and take possession of the Designated Assets) and delegate any or all of its obligations under this Agreement, in whole or in part, to any wholly owned subsidiary of the Purchaser without obtaining the consent or approval of any other Person; provided, however, that in such event the

                                      53.

Purchaser shall guarantee to the Sellers the performance by such subsidiary of all of its obligations hereunder and otherwise with respect to the Transactions. Following the Closing, the Purchaser may assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person, but may not delegate any of its obligations under this Agreement without the prior written consent of Parent. None of the Sellers shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser's prior written consent; provided, however, that the Sellers may assign their rights under this Agreement to an acquiror of all or substantially all of the assets of the Parent Entities, taken as a whole, but the Sellers may not delegate any of their obligations under this Agreement to any such acquiror or any other Person without the Purchaser's prior written consent.

                  (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of any of the Parent Entities shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of any of the Parent Entities shall have any rights under this Agreement or any of the other Transactional Agreements.

         11.9 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. Except as otherwise provided herein, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties agree that: (a) in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to them) to (i) seek an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) seek an injunction restraining such breach or threatened breach; and (b) no party shall be required to provide any bond or other security in connection with any such Order or injunction or in connection with any related action or Proceeding.

         11.10    WAIVER.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                                      54.

         11.11 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Sellers.

         11.12 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         11.13 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

         11.14 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be arranged in sections corresponding to the numbered paragraphs in Section 2, and the disclosure contained in any section of the Disclosure Schedule shall qualify other paragraphs in Section 2 only to the extent that it would be readily apparent from a reading of the disclosure that it is relevant to such other paragraphs.

         11.15 KNOWLEDGE. For purposes of this Agreement, the Sellers shall be deemed to have "knowledge" of a particular fact or other matter if one or more of the individuals identified on Part 11.15 of the Disclosure Schedule has actual knowledge of such fact or other matter. For purposes of this Agreement, the Purchaser shall be deemed to have "knowledge" of a particular fact or other matter if any executive officer or director of the Purchaser has actual knowledge of such fact or other matter.

         11.16    CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                                      55.

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [Remainder of page intentionally left blank]

                                      56.

         The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first above mentioned.

                                    INKTOMI CORPORATION,
                                      a Delaware corporation

                                    By: /s/ David C. Peterschmidt
                                        ----------------------------------------

                                    Title: President and Chief Executive Officer

                                    QUIVER, INC.,
                                      a Delaware corporation

                                    By: /s/ Randy Gottfried
                                        ----------------------------------------

                                    Title: President

                                    ULTRASEEK CORPORATION,
                                      a California corporation

                                    By: /s/ Randy Gottfried
                                        ----------------------------------------

                                    Title: President

                                    QUIVER LTD.,
                                      an Israeli corporation

                                    By: /s/ Randy Gottfried
                                        ----------------------------------------

                                    Title: President

                                    VERITY, INC.,
                                      a Delaware corporation

                                    By: /s/ Anthony J. Bettencourt
                                        ----------------------------------------

                                    Title: President

         The following schedules (or similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Verity, Inc. will provide these schedules as supplemental information to the SEC upon their request.

SCHEDULE                   DESCRIPTION

Exhibit B                  Assignment and Assumption Agreement

Exhibit C                  License Agreement

Exhibit D                  Noncompetition and Non-Solicitation Agreement

Exhibit E                  Legal Opinion of Sellers' Counsel

Schedule I                 Schedule of certain of the assets acquired by Verity

Schedule II                Schedule of certain assets excluded from those
                            assets acquired by Verity

Disclosure Schedule        Schedule delivered to the Purchaser on behalf of the
                            Sellers

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by the Purchaser) contemplating or otherwise relating to any transaction that involves the direct or indirect sale, license or disposition (whether by means of a disposition of stock, by means of a disposition of assets, by means of a merger, by means of a license or sublicense or otherwise) by the Parent or any of its affiliates of all or a material part of the right, title and interest of the Parent or any of its affiliates in and to the Covered Assets; provided, however, that "Acquisition Proposal" shall not include the direct or indirect sale, license or disposition of (i) any assets of Parent other than the Covered Assets, or (ii) the Parent Entities as a whole, so long as, in each case of each of clauses "(i)" and "(ii)" above, all of the Covered Assets would remain available for sale and license to the Purchaser in accordance with the Agreement.

         AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         AUDITED ENTERPRISE SEARCH BUSINESS BALANCE SHEET. "Audited Enterprise Search Business Balance Sheet" shall mean the audited balance sheet of the Enterprise Search Business as of September 30, 2002 included in the Audited Enterprise Search Business Financial Statements.

         AUDITED ENTERPRISE SEARCH BUSINESS FINANCIAL STATEMENTS. "Audited Enterprise Search Business Financial Statements" shall mean the audited consolidated balance sheets of the Enterprise Search Business as of September 30, 2001 and September 30, 2002, and the related audited consolidated statements of operations and cash flows of the Enterprise Search Business for the fiscal years then ended, together with the notes thereto (if any).

         AUDITED ENTERPRISE SEARCH BUSINESS STATEMENT OF OPERATIONS. "Audited Enterprise Search Business Statement of Operations" shall mean the audited statement of operations of the Enterprise Search Business for the fiscal year ended September 30, 2002 included in the Audited Enterprise Search Business Financial Statements.

         BUSINESS TRANSFER LAWS. "Business Transfer Laws" shall mean the Acquired Rights Directive of the European Union and any local legislation implementing such Directive, and any other relevant business transfer laws.

         CLOSING DATE. "Closing Date" shall mean the time and date as of which the Closing actually takes place.

         CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         CONSENT. "Consent" shall mean any approval (including any stockholder approval), consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTINUING EMPLOYEES. "Continuing Employees" shall mean those employees of the Sellers who are offered employment with the Purchaser, who accept the Purchaser's offers of employment and who become employees of the Purchaser as of the Closing Date.

         CONTRACT. "Contract" shall mean any written or oral agreement, contract, understanding, arrangement, instrument or commitment of any nature.

         COVERED ASSETS. "Covered Assets" shall mean any asset that would constitute either a Designated Asset or Licensed IP pursuant to the terms of the Agreement if such asset were owned or held by any of the Parent Entities as of the Closing Date.

         DAMAGES. "Damages" shall mean any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Sellers, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTERPRISE SEARCH BUSINESS. "Enterprise Search Business" shall mean the enterprise search products and services business as presently conducted by the Parent Entities, which includes the business of developing, licensing, promoting, marketing, supporting, servicing and maintaining software products with enterprise search capabilities as further specified below. For purposes of the preceding sentence, "enterprise search products and services" shall be deemed to include: (i) the Enterprise Search Products and any other software products that (A) include or perform search, classification, crawling, indexing, filtering or retrieval features or functions, or any combination of the foregoing, on any data or content (contained on or within any device or application, however accessed), and (B) are controlled by or licensed to a business enterprise for use in connection with any intranet, extranet or corporate web sites, or any combination of the foregoing, and operated by or for such business enterprise; and (ii) any services for developing, implementing, distributing, marketing, enhancing, servicing or supporting any such products. The term "enterprise search products and services" shall, however, exclude those software products (other than the Enterprise Search Products) or services that permit a user to search and obtain an indexed result of: (a) external Internet addresses of worldwide web pages that are obtained in response to a general query initiated by or for such user; or (b) a limited amount of data or content that is available on the public Internet and is not under the control of or licensed to a business enterprise.

         ENTERPRISE SEARCH CONTRACT. "Enterprise Search Contract" shall mean any Contract to which any of the Parent Entities is a party or by which any of the Parent Entities is bound or benefited, or under which any of the Parent Entities has any rights, that is directly or indirectly related to any of the Covered Assets, to the extent such Contract involves Technology or Intellectual Property Rights, including each of the Contracts identified as "Enterprise Search Contracts" on Schedule I.

         ENTERPRISE SEARCH PRODUCTS. "Enterprise Search Products" shall mean shall mean (a) all current and past versions and releases (and all versions and releases as of any time through and including the Closing Date) of those products which are currently known or referred to as Enterprise Search (including Project Bladerunner, Enterprise Search Language Module, Enterprise Search Security Module, Enterprise Search CCE Module, Enterprise Search Data Base Module and XPA (Enterprise Search software API)), all Connectors for Enterprise Search, Topic Advisor, Classifier, XML Toolkit a/k/a NativeX SDK and Liblang (the version of the language parser and stemmer interface for internationalization used in the Enterprise Search Division, but not any version used by Iliad as of the date of execution outside of the Enterprise Search Division), as well as (b) any other product providing for or enhancing any capability of any of the products described in clause (a) above that is or has been developed, licensed, marketed or shipped by or on behalf of any of the Parent Entities or any predecessor of any of the Parent Entities at any time on or prior to the Closing Date, or any enhancement, modification, derivative work, new release, new version or improvement to any of the products described in clause (a) above that is under actual development as of the Closing Date.

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         GAAP. "GAAP" shall mean generally accepted accounting principles.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; or (d) multi-national organization or body.

         IMMATERIAL CONTRACT. "Immaterial Contract" shall mean any Non-IP Contract that: (a) was entered into by a Parent Entity in the ordinary course of business; (b) may be terminated by the Parent Entity (without penalty) within 60 days after the delivery of a termination notice by the Parent Entity to the other party thereto; and (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $25,000.

         INBOUND LICENSE AGREEMENT. "Inbound License Agreement" shall mean any Contract (including any consent to use agreement or covenant not to sue but excluding licenses for software applications that are generally available on nondiscriminatory pricing terms and which have an individual acquisition cost of $5,000 or less) that is related to the Covered Assets, to which any of the Parent Entities is a party or by which any of the Parent Entities is otherwise bound, under which any of the Parent Entities has been granted or will be granted, by any unaffiliated Person, any Intellectual Property Rights in any of the Technology.

         INSOLVENT. An Entity shall be deemed "Insolvent" if the present fair saleable value of such Entity's assets is less than its Liabilities.

         INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Technology; (F) domain names; and (G) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(A)" through "(F)" above.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         LICENSED IP. "Licensed IP" shall mean the Technology and the Intellectual Property Rights to be licensed to the Purchaser by the Sellers pursuant to the terms of the IP Assignment and License Agreement.

         MATERIAL ADVERSE CHANGE. "Material Adverse Change" shall mean a material adverse change or an event or circumstance that would reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), assets, liabilities or results of operations of the Enterprise Search Business; provided, however that none of the following changes shall be deemed by itself or by themselves, either alone or in combination with any one or more of such changes, to constitute a Material Adverse Change: (A) any such change resulting from general economic conditions and any such change resulting from conditions or circumstances generally affecting the industry in which the Enterprise Search Business is operated, to the extent in each such case that any such change does not disproportionately affect the Enterprise Search Business; and (B) any such change resulting from the announcement of this Agreement or the pendency of the Transactions.

         NON-IP CONTRACT. "Non-IP Contract" shall mean any Contract to which any of the Parent Entities is or was a party or by which any of the Parent Entities is or was bound or benefited that is directly or indirectly related to the Enterprise Search Business or the Covered Assets and that does not involve Technology or Intellectual Property Rights.

         ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

         OUTBOUND LICENSE AGREEMENT. "Outbound License Agreement" shall mean any Contract (including any consent to use agreement or covenant not to sue) that is related to the Covered Assets, to which any of the Parent Entities is a party or otherwise bound, under which any of the Parent Entities has granted or is otherwise bound to grant, to any Person unaffiliated with any of the Parent Entities, any rights in the Intellectual Property Rights embodied in any of the Technology.

         PARENT ENTITIES. "Parent Entities" shall mean Parent, Quiver, Ultraseek, Quiver Ltd. and each of Parent's other subsidiaries, and "Parent Entity" shall mean any one of the Parent Entities.

         PERMITTED LIENS. "Permitted Liens" shall mean (a) liens that are set forth in Part A of the Disclosure Schedule, (b) liens for taxes or general or special assessments not yet due and payable or delinquent, (c) liens of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or (d) immaterial imperfections or irregularities in title that have arisen in the ordinary course of business.

         PERMITTED OBLIGATIONS. "Permitted Obligations" shall mean (a) any obligations for the provision by any of the Sellers of routine software maintenance services to unaffiliated third parties entered into by any of the Sellers in the ordinary course of business consistent with past practice and disclosed in writing to the Purchaser prior to the Closing, and (b) any obligations entered into by any Seller during the Pre-Closing Period with respect to which Parent has sought and obtained the prior written consent of the Purchaser pursuant to and in accordance with Section 4.2. Without limiting the foregoing, to the extent an Outbound License Agreement entered into by any of the Sellers in the ordinary course of business consistent with past practice during the Pre-Closing Period provides for any of the Sellers to perform routine software maintenance services, the obligation under such Outbound License Agreement to provide such software maintenance services shall be considered a "Permitted Obligation".

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of the Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.1.

         PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding, prosecution, contest or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

         PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following
Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates;
(c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         REGISTERED IP. "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the Securities and Exchange Commission.

         SELLER AFFILIATE. "Seller Affiliate" shall mean any Person under common control with any of the Parent Entities within the meaning of Sections 414(b),
(c), (m) and (o) of the Code, and the regulations issued thereunder.

         SELLER EMPLOYEE. "Seller Employee" shall mean any current or former employee, independent contractor or director of any of the Parent Entities or any Seller Affiliate involved in the Enterprise Search Business.

         SELLER EMPLOYEE AGREEMENT. "Seller Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Parent Entities or any Seller Affiliate and any Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable "at will" without any obligation on the part of any of the Parent Entities or any Seller Affiliate to make any payments or provide any benefits in connection with such termination.

         SELLER EMPLOYEE PLAN. "Seller Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Parent Entities or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which any of the Parent Entities or any Seller Affiliate has or may have any liability or obligation provided, however, that a Seller Employee Agreement shall not be deemed to be a "Seller Employee Plan".

         SELLER INDEMNITEES. "Seller Indemnitees" shall mean the following
Persons: (a) the Sellers; (b) the Sellers' current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         SELLER IP. "Seller IP" shall mean all Intellectual Property Rights and Technology in or to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

         SELLER SOFTWARE. "Seller Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Parent Entities at any time (other than non-customized third-party software licensed to any of the Parent Entities for internal use on a non-exclusive basis).

         SPECIFIED IP REPRESENTATION AND WARRANTY. "Specified IP Representation and Warranty" shall mean any of the representations and warranties set forth in clauses "(u)" through "(w)" of Section 2.8, but only if and to the extent any of the events, facts or circumstances underlying, constituting, evidencing or otherwise relating to any inaccuracy or breach (or alleged inaccuracy or breach) of any such representation and warranty also underlie, constitute, evidence or otherwise relate to any inaccuracy or breach (or alleged inaccuracy or breach) of any of the representations and warranties set forth in clauses "(a)" through "(t)" of Section 2.8.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         TECHNOLOGY. "Technology" shall mean algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), development tools, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, technical information, software designs, concepts, techniques, know-how, schematics, drawings, specifications, flow charts, software service and support fixes, service and support information, annotations, models, test programs, works of authorship (if any) and other forms of technology and technical subject matter (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, published documentation, data books, laboratory notebooks, prototypes, samples, studies and summaries). Notwithstanding the foregoing, "Technology" shall not include any Intellectual Property Rights.

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the IP Assignment and License Agreement; and (d) the Noncompetition Agreement.

         TRANSACTIONS. "Transactions" shall mean all of the transactions contemplated by the respective Transactional Agreements, including: (a) the sale of the Designated Assets by the Sellers to the Purchaser in accordance with the Agreement; (b) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (iii) the performance by the Sellers and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Sellers and the Purchaser of their respective rights under the Transactional Agreements.

         UNAUDITED ENTERPRISE SEARCH BUSINESS FINANCIAL STATEMENTS. "Unaudited Enterprise Search Business Financial Statements" shall mean the unaudited consolidated balance sheets of the Enterprise Search Business as of September 30, 2001 and September 30, 2002, and the related unaudited consolidated statements of operations of the Enterprise Search Business for the fiscal years then ended (together with the notes thereto, if any).

         WARN ACT. "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended.